AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION, DATED: AUGUST 21, 2026

Star Gold Corp.

174 E Neider Ave

Suite 222

Coeur D'Alene, ID 83815

(208) 664-5066

www.stargoldcorp.com

Up to 113,000,000 Shares of our Common Stock

Consisting of up to 100,000,000 Offered Shares and 13,000,000 Bonus Shares

Star Gold Corp. is offering (which we refer to as this “Offering”) up to 100,000,000 shares (which we refer to as a “Share”, and collectively as the “Shares” or the “Securities”) of our Common Stock, par value $0.001 per share (which we refer to as our “Common Stock”). The Shares will be sold at an offering price of $[between 0.20 and 0.30] per Share. Using the high end of the per Share price range to calculate the aggregate offering amount pursuant to Rule 253(b)(2) of Regulation A, the aggregate offering amount, including the deemed value of Bonus Shares, would be $33,900,000. However, the Company does not intend to sell more than a maximum offering amount of $20,000,000 in Shares. Investors who purchase $2,500 or more of Shares in this offering will receive additional Shares (“Bonus Shares”) and other investment perks as a bonus to their investments, as discussed in “Plan of Distribution.” The Company is offering up to 13,000,000 Bonus Shares. The maximum amount of Bonus Shares any investor may receive is 13%. Bonus Shares are based on the aggregate total of investments made by an investor. The minimum investment established for investors is $1,000. For more information on the securities offered hereby, please see the item titled “Securities Being Offered” on page 47.

	Price to Public(1)		Broker Commissions(2)		Proceeds to Issuer(3)
Per	$	[ ]	$	[ ]	$	[ ]
Maximum Offering Amount(2)(4)		$20,000,000		$1,462,500		$18,537,500
Maximum Offering Amount with Bonus Shares(2)(4)		$22,600,000		$1,462,500		$18,537,500
Deemed Maximum Offering Amount Using High End of Range(2)(5)		33,900,000		$1,462,500		$32,437,500

(1)

Per Share price represents the public offering price for one Share. This Offering will commence within two days following SEC qualification of the offering statement of which this offering circular forms a part.

(2)

We have engaged DealMaker Securities LLC (the “Broker”) to act as the broker-dealer of record for this Offering to perform certain administrative and compliance related functions in connection with this Offering. The Broker is not purchasing any of the Shares offered by us with a view of selling the Shares for us as part of a distribution and is not acting as a selling agent or selling Shares on our behalf. We will pay a cash commission of 4.5% to the Broker on sales of the Shares. Additionally, we paid the Broker a one-time accountable expense payment of $27,500. Furthermore, we will be responsible for certain accountable expenses of $79,000 and fees of $339,000 for the Broker’s affiliates. In the case of a fully subscribed offering, the maximum compensation payable to the Broker and its affiliates for offering related services is $1,462,500. See “Plan of Distribution—Agreement with DealMaker” for details regarding the compensation payable to the Broker and its affiliates in connection with this Offering.

(3)

We expect to incur expenses relating to this offering in addition to the fees due to the Broker, including, but not limited to, legal, accounting, marketing, travel, and other miscellaneous expenses, which are not included in the foregoing table. See “Use of Proceeds” for more detail.

(4)

The Company may issue up to 13,000,000 Bonus Shares in this offering, if the maximum number of Bonus Shares is issued. The SEC applies a deemed value to Bonus Shares and counts such value against the maximum $75M that an issuer may raise each 12 months. The SEC applies a deemed value to Bonus Shares equal to the purchase price of the Shares being offered, or $[between 0.20 and 0.30] per Bonus Share in our case. Thus, we will be deemed to have offered up to $2,600,000 in Bonus Shares and up to $20,000,000 in offered Shares, for a total deemed potential maximum offering amount of $22,600,000. However, the Broker will not receive compensation on the Bonus Shares and the amount of cash proceeds received by the Company will not be affected by the issuance of Bonus Shares.

(5)

Using the high end of the per Share price range to calculate the aggregate offering amount pursuant to Rule 253(b)(2) of Regulation A, the aggregate offering amount, including the deemed value of Bonus Shares, would be $33,900,000.

None of the Shares are currently listed on any exchange and we do not intend to seek a listing for any of them. Our Shares are quoted on the OTCQB Venture Market under the symbol “SRGZ”. On July 8, 2026, the closing price of our Common Stock on the OTCQB Venture Market was $0.185.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED HEREBY OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Investing in the Shares involves a high degree of risk. Before buying any Shares, you should carefully read the discussion of material risks of investing in the Shares under the section entitled “Risk Factors” beginning on page 5 of this Offering Circular.

We are following the Form 1-A Offering Circular disclosure format pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

ABOUT THIS OFFERING CIRCULAR

Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “Star Gold” and the “Company” refer to Star Gold Corp. “Offering Statement” refers to the Company’s Form 1-A, including Part I, Part II and Part III, filed with the SEC and amended from time to time. “Offering Circular” refers to this Offering Circular comprising Part II of the Offering Statement.

We have prepared this Offering Circular to be filed with the SEC for our offering of securities. The Offering Statement of which this Offering Circular is a part includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.

You should rely only on the information contained in this Offering Circular and exhibits. We have not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our Shares. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. Numbers in this Offering Statement may be rounded to the nearest 100th decimal point.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this Offering Circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this Offering Circular, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “believe”, “expect”, “could”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target”, “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward- looking statements by discussions of strategy, plans, or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this Offering Circular in the sections entitled “Risk Factors” and “Offering Circular Summary”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this Offering Circular. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this Offering Circular include but are not limited to:

●	our ability to implement growth strategies;

●	our ongoing need for capital expenditures requires us to spend capital;

●	our ability to raise additional capital in the future;

●	mine safety and other health concerns may materially affect our business;

●	compliance with environmental, health and safety laws;

●	our business activities subject us to litigation;

●	failure to protect customers’ data and other personal information;

●	increased costs or liabilities as a result of government regulations;

●	our dependence on key executive management;

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this Offering Circular. The forward- looking statements in this Offering Circular are not guarantees of future performance, and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this Offering Circular, they may not be predictive of results or developments in future periods. You should evaluate all forward-looking statements made in this Offering Circular in the context of these risks and uncertainties.

Additionally, statements such as “we believe” and other similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Offering Circular, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements that are made from time to time in our other SEC filings and our public communications. We caution you that the important factors referenced above may not contain all of the factors that are important to you. The forward-looking statements included in this Offering Circular are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OFFERING CIRCULAR SUMMARY

This summary highlights some of the information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before investing in our Securities. You should read the entire Offering Circular carefully, especially the risks related to this Offering and investing in our Securities discussed in the “Risk Factors” section of this Offering Circular, and our consolidated financial statements and the related notes to those statements incorporated by reference into this Offering Circular, before making an investment decision to invest in our Securities.

Corporate Background

The Company was originally incorporated on December 8, 2006, under the laws of the State of Nevada as Elan Development, Inc. On April 25, 2008, the name of the Company was changed to Star Gold Corp. Star Gold Corp. is an exploration stage company engaged in the acquisition and exploration of precious metal deposit properties with the goal of advancing them toward production. The Company’s operations include exploring, evaluating and acquiring mineral prospects with the potential for economic deposits of precious and base metals.

Overview of Current Operations

Star Gold Corp. originally leased, with an option to acquire, a group of unpatented mining claims in Nevada that form part of what the company calls the “Longstreet Property” or “Longstreet Project.” The full property consists of 142 mineral claims, including 75 original optioned claims (of which 70 are unpatented claims staked by the company and five are leased from local ranchers under the “Clifford Lease” discussed herein), along with 50 additional claims later staked by Star Gold. Altogether, the Longstreet Property covers roughly 2,500 acres (1,012 hectares) and is currently at an intermediate stage of exploration. The Company’s work on the property involves basic geological studies to identify drill targets, followed by drilling to collect subsurface samples and confirm the presence of potentially economic mineralization. To advance exploration or development, Star Gold may also enter joint venture agreements with other companies.

The geologic potential and ore deposit models have been defined and specific drill targets identified on the Longstreet Property. The Company’s property evaluation process involves using basic geologic fieldwork to perform an initial evaluation of a property. If the evaluation is positive, the Company seeks to acquire, either by staking unpatented mining claims on open public domain, or by leasing the property from the owner of private property or the owner of unpatented claims. Once acquired, the Company then typically makes a more detailed evaluation of the property. This detailed evaluation involves expenditures for exploration work which may include rock and soil sampling, geologic mapping, geophysics, trenching, drilling or other means to determine if economic mineralization is present on a property.

Star Gold Corp. is an exploration stage mineral company with no producing mines. Mineral exploration is essentially a research activity that does not produce a product. The Company acquires properties which it believes have potential to host economic concentrations of minerals, particularly gold and silver. These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims, or private property owned by others. An unpatented mining claim is an interest, that can be acquired, in the mineral rights on open lands of the federally owned public domain. Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management. The Company intends to remain in the business of exploring for mining properties that have the potential to produce gold, silver, base metals and other commodities.

Dividends

We have not paid any dividends to date and do not intend to declare dividends in the near future.

Use of Proceeds

In general, the Company will use net proceeds from the offering for offering expenses, investments, and operations. See “Use of Proceeds” for more detail.

Risks

You should carefully read the section titled “Risk Factors” and the other information included in this Offering Circular for a discussion of facts that you should consider before deciding to invest in our Shares.

The Offering

Star Gold Corp. is offering up to 100,000,000 Shares at an offering price of $[between 0.20 and 0.30] per Share, for a maximum offering amount of $20,000,000. The Company is also offering up to 13,000,000 Bonus Shares and other investment perks as discussed in “Plan of Distribution.” The Company will offer up to 13% of Bonus Shares based on investment amounts.

There is a minimum initial investment amount per investor of $1,000. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A.

In addition to Bonus Shares, investors who invest at least $2,500 will receive commemorative tokens made of 99.9% silver, and investors who invest at least $25,000 will also receive commemorative tokens made of 99.99% gold, in each case as described under “Plan of Distribution—Bonus Shares and Investment Incentives.” The estimated value of these tokens is based on prevailing market prices for silver and gold. As of July 1, 2026, each 1/2 troy ounce silver token had an estimated value of $31.00 and each 1 gram gold token had an estimated value of $132.00, resulting in an aggregate estimated token value ranging from $31.00 at the lowest ($2,500) investment tier to $1,940.00 at the highest ($100,000) investment tier. Because the tokens are issued at no additional charge, and because Bonus Shares are issued for no additional cash consideration, the effective price per Share paid by an investor who receives Bonus Shares and tokens is lower than the stated offering price. Assuming an illustrative offering price of $0.25 per Share, the effective price per Share (giving effect to both the Bonus Shares and the estimated value of the tokens) ranges from approximately $0.2386 per Share at the $2,500 investment level to approximately $0.2169 per Share at the $100,000 investment level. The issuance of the tokens will not reduce the gross cash proceeds we receive from the sale of Shares; however, unlike the Bonus Shares, the tokens must be purchased by us for cash, and the cost of acquiring and distributing the tokens will be paid from cash we have on hand and not from offering proceeds, which is why the use of proceeds for this offering does not account for such tokens. . See “Plan of Distribution—Bonus Shares and Investment Incentives” and “Risk Factors.”

This Offering will terminate upon the earliest of (i) the date on which the maximum offering amount has been sold, (ii) the date which is three years from the date the offering statement (of which this Offering Circular forms a part) is initially qualified by the SEC, if we file a required post-qualification amendment at least once every 12 months after the initial SEC qualification, and (iii) the date on which this Offering is earlier terminated by us at our sole discretion.

We intend to complete multiple closings in this Offering. We do not intend to conduct closings less frequently than every 30 days. After each closing, funds tendered by investors will be immediately available to us.

We have engaged DealMaker Securities LLC to act as compliance broker dealer of record but not as a sales agent or underwriter. The Offering will be a direct offering by the Company. This Offering is being conducted on a “best efforts” basis. The Company has engaged affiliates of the Broker to provide services related to this Offering. See also “Plan of Distribution.”

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company”, as defined in Rule 405 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). We may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. In particular, for so long as we remain a smaller reporting company, we (i) may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and (ii) have reduced disclosure obligations regarding executive compensation.

RISK FACTORS

An investment in the Securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information contained in this Offering Circular, and our audited consolidated financial statements and the related notes thereto incorporated herein, before investing in the Securities. If any of the following risks or uncertainties actually occur, our business, results of operations, cash flow, financial condition, and prospects could be materially and adversely affected. In such a case, the market price of our Common Stock could decline and you may lose all or a part of your investment. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, results of operations, cash flows, financial condition, or prospects. Some statements in this Offering Circular, including certain statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business Operations

The Company has a limited operating history on which to base an evaluation of the business and prospects

The Company has not derived any revenue from exploration of its properties. The Company’s operating history has been limited to the acquisition and exploration of mineral properties. Such history does not provide a meaningful basis for an evaluation of its prospects for success if future determinations are made that mineral reserves exist and to commence construction and operation of a mine. Other than through conventional and typical exploration methods and procedures, the Company has no additional means to evaluate the likelihood of whether its mineral property contains any mineral reserve or, if they do, that it will be operated successfully. The Company anticipates that it will continue to incur operating costs without realizing any operating revenues during the period it explores existing and any future acquired properties.

During the fiscal year ended April 30, 2026, the Company had a net loss of $824,850 in connection with the maintenance and exploration of its mineral properties and the operation of the exploration business. The Company therefore expects to continue to incur significant losses into the foreseeable future. The Company recognizes that if it is unable to generate significant revenues from mining operations and dispositions of its properties, the Company will not be able to earn profits or continue operations. At this early stage of operations, the Company expects to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the development stage of their business. The Company cannot ensure it will be successful in addressing these risks and uncertainties and the failure to do so could have a materially adverse effect on its financial condition. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful and the Company can provide investors no assurance that we will generate any operating revenue or ever achieve profitable operations.

Investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share if the Company issues additional employee/director/consultant options or if the Company sells additional shares to finance its operation.

The Company has not generated any operational revenues from the exploration of any properties. In order to further expand the Company’s business and meet its objectives, including but not limited to, obtaining funds to further explore the Company’s existing properties or to finance any acquisition activity, growth and/or additional exploration programs, should those opportunities present themselves, and depending on the outcome of its exploration programs, additional capital funding may need to be obtained through the sale and issuance of additional equity, debt or derivative securities. The Company may also, in the future, grant to some or all of its directors, officers, insiders and key employees/consultants, options or other rights to acquire common or preferred shares in the Company as non-cash incentives. The issuance of any additional equity securities could cause then-existing stockholders to experience dilution of their ownership interests.

Should the Company issue additional shares to finance its business activities, investors’ interests in the Company may be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. Additionally, there are outstanding common stock purchase warrants exercisable into shares of Common Stock and options granted that are exercisable into shares of Common Stock. If all the warrants and options are exercised and the underlying shares issued, such issuance would cause a reduction in the proportionate ownership and voting power of all other stockholders. The dilution may result in a decline in the market price of the Company’s shares.

Conflicts of interest may arise between our officers and directors

Certain of the Company’s officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in properties. Such associations may give rise to conflicts of interests from time to time. The Company’s directors are required by law to act honestly and in good faith with a view to the Company’s best interests and to disclose any interest, which they may have in any of the Company’s projects or opportunities. In general, if a conflict of interest arises at a meeting of the Board of Directors, any director in a conflict will disclose their interest and abstain from voting on such matter or, if the director does vote, that vote will not be counted.

Dependence on Key Management Personnel

The Company’s ability to continue exploration and development activities and to develop a competitive edge in the marketplace depends, in large part, on its ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain such personnel. The Company’s development now, and in the future, will depend on the effort of key executives such as Lindsay Gorrill and David Segelov. The loss of any of these key people could have a material adverse effect on the Company’s business. In addition, the Company has expanded the provisions of its stock option plan so the Company can provide incentive for the key personnel.

Failure to obtain additional financing could negatively impact our business.

Unless and until the Company can generate revenues from operations, the Company’s main potential continuing source of funds will be additional debt and/or equity financings which may not be sufficient to sustain operations. There is no guarantee that the Company, if needed, will be able to raise additional funds through debt and/or equity financing or that any such financing will be able to be obtained on terms beneficial to the Company. If the Company is unsuccessful in raising additional funds, the Company will not be able to develop its properties and may be unable to continue as a going concern.

As of April 30, 2026, Company Directors and Officers own 40,172,729 shares of the Company’s outstanding common stock (approximately 19.97%) which may cause corporate decisions influenced by the Directors and Officers to appear to be inconsistent with the interests of other stockholders.

Company directors and/or officers as a group control a combined 19.97% of the issued and outstanding shares of the Company’s common stock as of April 30, 2026. Accordingly, while none of the current directors and/or officers (individually or collectively) can control, as shareholders, who is elected to the Board of Directors, since these individuals are not simply passive investors but are also active members of Company management, their interests as directors and/or officers and shareholders may, at times, be adverse to those interests of merely passive investors. Where those conflicts exist, stockholders will be dependent upon management exercising their fiduciary duties as members of the Board of Directors and/or as an officer. Also, due to their stock ownership position, members of the Company’s management team will have: (i) the ability to substantially influence the outcome of many (if not most) corporate actions requiring stockholder approval, including amendments to the Company’s Articles of Incorporation; and (ii) the ability to substantially influence corporate combinations or similar transactions that might benefit minority stockholders which may not be supported by management to the detriment of smaller and/or passive investors.

There is substantial risk that no commercially viable mineral deposits will be discovered due to the speculative nature of mineral exploration.

Mineral exploration is inherently speculative and involves significant geological uncertainty. The Company cannot assure investors that any of its properties contain commercially viable mineral deposits. Exploration activities may encounter unexpected geological conditions, inconsistent mineralization, or results that fail to justify further work. If exploration efforts do not identify economically recoverable resources, the Company may be unable to advance its business plan, and investors could lose their entire investment.

Exploration results are uncertain and may not lead to development or production.

Exploration programs rely on limited data, and results from drilling, sampling, or geophysical surveys may not accurately reflect the actual extent or grade of mineralization. Even positive exploration results may not justify the costs of further work or development. Many exploration projects are ultimately abandoned after significant expenditures. If the Company’s exploration programs do not yield favorable results, its properties may have little or no value.

The Company may face significant operational hazards and liabilities inherent in mineral exploration.

Mineral exploration involves risks such as equipment failures, accidents, environmental incidents, adverse weather, and ground instability. These hazards can result in injury, property damage, environmental harm, or regulatory penalties. The Company may not maintain insurance coverage for all such risks, and even insured losses may exceed policy limits. Any significant incident could materially impact the Company’s financial condition and operations.

The Company’s operations depend on the availability and performance of contractors, consultants, and technical experts.

The Company relies heavily on third‑party geologists, drillers, engineers, and other specialists to conduct exploration activities. Delays, cost overruns, labor shortages, or performance issues by contractors or consultants can adversely affect exploration timelines and budgets. The Company may have limited ability to control the actions of third parties, and any deficiencies in their work could impair project results.

The Company may be unable to obtain or maintain necessary permits, approvals, and land access rights.

Exploration and potential development activities may require numerous federal, state, local, and tribal permits and approvals. These processes can be lengthy, complex, and subject to change. Delays, additional conditions, or denials of required permits could restrict or prevent the Company from conducting exploration activities. In addition, defects in title, competing claims, or loss of surface access could materially impair the Company’s ability to operate on its properties.

Environmental regulations may impose significant costs and liabilities on the Company.

The Company’s activities are subject to extensive environmental laws governing land disturbance, water use, reclamation, waste disposal, and habitat protection. Compliance may require substantial expenditures, and future regulatory changes could impose additional obligations. The Company may also be liable for environmental impacts, including those caused by prior operators. Environmental liabilities could exceed the Company’s financial resources and materially affect its operations.

Fluctuations in precious and base metal prices may adversely affect the Company’s business and exploration plans.

The economic viability of any mineral discovery depends on global commodity prices, which are volatile and influenced by factors beyond the Company’s control, including inflation expectations, currency fluctuations, geopolitical events, supply‑demand dynamics, and investor sentiment. A decline in metal prices may render exploration results uneconomic, reduce access to financing, or cause the Company to delay or suspend exploration activities.

The Company’s properties may be located in remote areas with limited infrastructure, increasing costs and operational challenges.

Exploration projects often require access to roads, power, water, and skilled labor. Remote locations may lack adequate infrastructure, requiring the Company to incur significant costs to transport equipment, build access routes, or provide onsite utilities. These limitations can delay exploration activities and increase overall project costs.

The Company may face political, legal, or community-related risks in the jurisdictions where it operates.

Changes in mining laws, taxation, land‑use regulations, or government policies could adversely affect the Company’s operations. Local communities, indigenous groups, or landowners may oppose exploration activities, leading to delays, restrictions, or legal disputes. Loss of community support or changes in regulatory frameworks could materially impact the Company’s ability to advance its projects.

The Company’s exploration activities are subject to extensive federal, state, and local regulations, and changes in these regulations could adversely affect its operations.

Mineral exploration in the United States is governed by a complex framework of environmental, land‑use, reclamation, and operational regulations administered by multiple agencies. These laws may change at any time, potentially imposing stricter standards, additional reporting requirements, or new limitations on exploration activities. Compliance may require significant expenditures or operational adjustments. Any regulatory changes could delay the Company’s exploration programs, increase costs, or restrict access to its properties.

The Company must obtain and maintain numerous permits and approvals, and delays or denials of these permits could prevent or significantly hinder exploration activities.

The development, operation, and reclamation of mineral projects require a wide range of permits, authorizations, and agency decisions. Many of these permits involve public notice and comment periods, during which opposition may arise. Permits may also require periodic renewal or modification, and regulatory agencies may impose new conditions or restrictions. If the Company is unable to obtain, maintain, or renew required permits in a timely manner, or at all, its exploration activities may be delayed, curtailed, or terminated.

Public opposition or challenges to the Company’s permits or operations could delay or prevent exploration activities.

Certain permits and agency decisions are subject to public review, appeal, or litigation. Local communities, environmental groups, or other stakeholders may oppose the Company’s activities, file administrative challenges, or pursue legal action to delay or prevent exploration. Responding to such challenges can be costly and time‑consuming, and may result in additional permit conditions, operational restrictions, or the suspension of exploration activities. Any such opposition could materially impact the Company’s ability to advance its projects.

Environmental laws impose significant obligations on the Company, and failure to comply could result in fines, penalties, or operational restrictions.

The Company’s activities are subject to numerous environmental laws governing land disturbance, water quality, air emissions, hazardous materials, and reclamation. These laws require the Company to file reports, maintain records, and implement environmental protection measures. Non‑compliance, whether due to operational incidents, administrative oversight, or changes in regulatory interpretation, may result in fines, penalties, or orders to suspend or modify operations. Compliance costs may increase over time as environmental standards become more stringent.

The Company may incur substantial costs for reclamation and environmental remediation, which could adversely affect its financial condition.

Even at the exploration stage, the Company may be responsible for reclaiming disturbed land and mitigating environmental impacts. Regulatory agencies may require the Company to post financial assurance or reclamation bonds, which may increase as exploration activities expand or as regulatory standards evolve. If the Company proceeds to development in the future, reclamation and closure obligations would become significantly more extensive. Unexpected reclamation or remediation costs could materially affect the Company’s financial position.

Future development of the Company’s properties, if pursued, will require additional permits and regulatory approvals that may be difficult or impossible to obtain.

While the Company is currently focused on exploration, any decision to advance a property toward development or production would trigger a new and more extensive permitting process. Development‑stage permits often require detailed environmental studies, public hearings, and agency evaluations that can take years to complete. There is no assurance that the Company would be able to obtain the necessary approvals, or that such approvals would not impose conditions that render development uneconomic. As a result, even a successful exploration program may not lead to a producing mine.

There is substantial risk that no commercially viable mineral deposits will be found due to speculative nature of mineral exploration.

Exploration for commercially viable mineral deposits is a speculative venture involving substantial risk. The Company cannot provide investors with assurance that any of its mining claim contains commercially viable mineral deposits. The exploration program that the Company will conduct on its claim may not result in the discovery of commercially viable mineral deposits. Problems such as unusual and unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, the Company may be unable to complete its business plan and investors could lose their entire investment.

The Company has no proven reserves.

We have no proven reserves at any of our properties. We only have measured, indicated, and inferred, along with assay samples at the Longstreet Property.

Information concerning our mining properties in this Offering Circular has been prepared in accordance with the requirements of subpart 1300 of Regulation SK, which first became applicable to us for the fiscal year ended April 30, 2022. These requirements differ significantly from the previously applicable disclosure requirements of SEC Industry Guide 7. Among other differences, subpart 1300 of Regulation S-K requires us to disclose our mineral resources, in addition to our mineral reserves, as of the end of our most recently completed fiscal year both in the aggregate and for each of our individually material mining properties. You are cautioned that mineral resources do not have demonstrated economic value. Mineral resources are subject to further exploration and development, are subject to additional risks, and no assurance can be made of feasibility. Investors are cautioned not to assume that any part or all of the Inferred Resource exists or is economically or legally mineable.

Due to the inherent dangers involved in mineral exploration, there is a risk that the Company may incur liability or damages as it conducts its business.

The search for minerals involves numerous hazards. As a result, the Company may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which the Company cannot insure or against which we may elect not to insure. The Company currently has no such insurance nor does the Company expect to acquire such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed the Company’s asset value and cause management to liquidate all the Company’s assets resulting in the loss of a stockholder’s entire investment.

Exploration efforts may be adversely affected by metals price volatility causing the Company to cease exploration efforts.

The Company has no earnings from operations. However, the success of any exploration effort is derived from the price of metals which are affected by numerous factors including: 1) expectations for inflation; 2) investor speculative activities; 3) relative exchange rate of the U.S. dollar to other currencies; 4) global and regional demand and production; 5) global and regional political and economic conditions; and 6) production costs in major producing regions. These factors are beyond the Company’s control and are impossible for the Company to accurately predict.

There is no guarantee that current favorable prices for metals and other commodities will be sustained. If the market prices for these commodities fall the Company may suspend or cease exploration efforts.

Changes to governmental regulations and environmental risks could impact our business.

The Company’s business is subject to extensive federal, state and local laws and regulations governing mining exploration, development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. New legislation and regulations may be adopted at any time that results in additional operating expense, capital expenditures or restrictions and delays in the exploration, mining, production or development of its properties.

Permitting and studies may limit our ability to grow.

The Company is subject to governmental requirements related to permitting and preparation of various studies related to the impact of mining projects on the flora, fauna, the environment and physical areas in and around the area proposed to be mined. There are no guarantees that any studies the Company is required to prepare will be favorable to the Company’s intent to mine any project it develops, nor are there any guarantees that the Company will receive all, or any, of the permits needed for it to mine any project it develops.

Failure to have sufficient internal control, fraud detection and financial reporting procedures could subject the Company to liability.

Should the Company fail to maintain an effective system of internal controls, it may not be able to detect fraud or report financial results accurately, which could harm the business and could subject the Company to regulatory scrutiny.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), the Company is required to perform an evaluation of the effectiveness of its internal controls over financial reporting. The Company is not required to have an independent registered public accounting firm test and evaluate the design and operating effectiveness of such internal controls and publicly attest to such evaluation. Continuing compliance with the requirements of Section 404 is expected to be expensive and time-consuming. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause the Company to fail to meet its reporting obligations.

Risks Related to the Company’s Common Stock

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of the Securities

Our Common Stock has experienced, and is likely to continue to experience, significant price and volume fluctuations in the future, which could adversely affect the market prices of our Common Stock without regard to our operating performance. In addition, we believe that factors, such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets, could cause the market prices of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

The Company’s stock is a penny stock; stockholders will be more limited in their ability to sell their stock.

The shares of the Company’s common stock constitute “penny stocks” under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker/dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker/dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

The “penny stock” rules adopted by the SEC under the Exchange Act subjects the sale of the shares of the Company’s common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities.

Legal remedies, which may be available to an investor in “penny stocks,” are as follows:

a)

if “penny stock” is sold to an investor in violation of his or her rights listed above, or other federal or states securities laws, the investor may be able to cancel his or her purchase and get his or her money back.

b)	if the stocks are sold in a fraudulent manner, the investor may be able to sue the persons and firms that caused the fraud for damages

c)	if the investor has signed an arbitration agreement, however, he or she may have to pursue his or her claims through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker/dealer must also decide whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the SEC’s rules may limit the number of potential purchasers of the shares of the Company’s common stock.

The Company’s stock price has been volatile and stockholder investment in the Company’s common stock could suffer a decline in value.

The Company’s common stock is quoted via the OTC Markets. The market price of the Company’s common stock may fluctuate significantly in response to a number of factors, some of which are beyond the Company’s control. These factors include price fluctuations of precious metals, government regulations, disputes regarding mining claims, broad stock market fluctuations and economic conditions in the United States.

Although the Company’s common stock is currently quoted via the OTC Markets, there are no assurances any public market for the Company’s common stock will continue. There are also no assurances as to the depth or liquidity of any such market or the prices at which holders may be able to sell the shares. An investment in these shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

The Company does not intend to pay any dividends on shares of common stock in the near future.

The Company does not currently anticipate declaring and paying dividends to its stockholders in the near future, and any future decision as to the payment of dividends will be at the discretion of the Board of Directors and will depend upon the Company’s earnings, financial position, capital requirements, plans for expansion and such other factors as the Board of Directors deems relevant. It is the Company’s intention to apply net earnings, if any, in the foreseeable future to finance the growth and development of the business.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about us or our business, the market price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. If no securities or industry analysts commence coverage of us, the market price for our Common Stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price and/or trading volume of our Common Stock to decline. Moreover, if our results of operations do not meet the expectations of the investor community, or one or more of the analysts who cover our Company downgrade our Common Stock, the market price of our Common Stock could decline. As a result, you may not be able to sell your shares of our Common Stock at prices equal to or greater than the price you paid for your shares.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our amended and restated articles of incorporation authorize the Board of Directors to issue up to 10,000,000 shares of Preferred Stock, which shares remain undesignated. Such undesignated shares of Preferred Stock may be issued in one or more subseries, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended.

Risks Related to this Offering

Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering may at some point have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company or cryptocurrency exchange service and interest charged on unpaid card balances (which can reach over 25% in some states) add to the effective purchase price of the Shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

We may need additional capital, which may be on terms more or less favorable than those offered in this offering.

We may require additional capital and may require additional cash resources due to changed business conditions or other future developments. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or incur debt. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all, or that the terms provided won’t be more or less favorable than those hereby offered.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

The intended use of proceeds from this offering is more particularly described in the Section titled “Use of Proceeds;” however, such description is not binding and the actual use of proceeds may differ from the description contained therein. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The offering price of our Shares has been determined by management.

Our management has determined the offering price of the Shares offered by the Company. The price of the Shares we are offering was internally determined based upon the illiquidity and volatility of our Common Stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the Common Stock sold in this offering may be more or less than the fair market value for our Common Stock.

Investors in our securities could experience immediate and substantial dilution after this offering.

The public offering price of our Shares is higher than the trading price per share of our common stock as of the date of this Offering Circular. As a result of this dilution, investors purchasing Shares in this offering could receive significantly less than the full purchase price that they paid for the Shares purchased in this offering in the event of a liquidation. Further, we have warrants and options with exercise prices less than the price per Share in this offering. Consequently, if these securities are exercised, there could be further dilution to the purchasers of our Shares.

Further, we are offering Bonus Shares to certain investors, thereby diluting any investor who is not issued Bonus Shares or any investor who is issued Bonus Shares at a lower percentage tier than other investors.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our Shares and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our securities. We currently do not intend to and may not be able to qualify securities for resale in states which require the Shares to be qualified before they can be resold by our shareholders.

We may experience investment delays.

There may be a delay between the time an investor’s subscription is accepted by the Company and the time the proceeds of this offering are deployed. During these periods, the Company may invest these proceeds in short-term certificates of deposit, money-market funds, or other liquid assets with FDIC-insured and/or NCUA- insured banking institutions, which will not yield a return as high as if deployed in our operations.

Shares are being offered under an offering exemption, and if it were later determined that such exemption was not available, purchasers would be entitled to rescind their purchase agreements.

Shares are being offered to prospective investors pursuant to Tier 2 of Regulation A under the Securities Act. Unless the sale of Shares should qualify for such exemption the investors might have the right to rescind their purchase of Shares. Since compliance with these exemptions is highly technical, it is possible that if an investor were to seek rescission, such investor would succeed. A similar situation prevails under state law in those states where securities may be offered without registration. If a number of investors were to be successful in seeking rescission, the Company would face severe financial demands that could adversely affect the Company and, thus, the non-rescinding investors. Inasmuch as the basis for relying on exemptions is factual, depending on the Company’s conduct and the conduct of persons contacting prospective investors and making the Offering, the Company will not receive a legal opinion to the effect that this Offering is exempt from registration under any federal or state law. Instead, the Company will rely on the operative facts as documented as the Company’s basis for such exemptions.

We are relying on the exemption for insignificant participation by benefit plan investors under ERISA.

The Plan Assets Regulation of the Employee Retirement Income Security Act of 1974 (“ERISA”) provides that the assets of an entity will not be deemed to be the assets of a benefits plan if equity participation in the entity by benefit plan investors, including benefit plans, is not significant. The Plan Assets Regulation provides that equity participation in the entity by benefit plan investors is “significant” if, at any time, 25% or more of the value of any class of equity interest is held by benefit plan investors. Because we are relying on this exemption, we will not accept investments from benefit plan investments of 25% or more of the value of any class of equity interest. If repurchases of shares reach 25%, we may repurchase shares of benefit plan investors without their consent until we are under such 25% limit. See the section of this offering circular captioned “ERISA Considerations” for additional information regarding the Plan Assets Regulation.

Investors in this offering will be required to arbitrate their claims relating to the purchase of Shares and will not be entitled to a jury trial or to bring class action with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements.

Investors in this offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial or class action for any eligible claim, which will be settled by binding arbitration as opposed to formal court process, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action. By signing the Subscription Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the state of Nevada, regardless of convenience or cost to you, the investor.

As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is part. In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the state of Nevada, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the U.S. federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

We have broad discretion over the use of net proceeds from this Offering, and we may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering allocated for working capital and general corporate purposes, and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. As such, investors will be relying on the judgment of our Board of Directors and management for the application of the net proceeds from this Offering. Depending on the outcome of our continuous operations and other unforeseen events, our plans and priorities may change, and we may apply the net proceeds from this Offering in different proportions than we currently anticipate. The failure by our management to apply these proceeds effectively could adversely affect our business, results of operations, and financial condition.

This is a “best efforts” offering; no minimum amount of Securities is required to be sold, and we may not raise the amount of capital that we believe is required for our business.

There is no required minimum number of Securities that must be sold as a condition to the closing of this Offering, and as such, the actual offering amount and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this Offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to raise an amount proceeds that will allow us to pursue the business goals outlined in this Offering Circular. Therefore, we may not raise the amount of capital that we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Moreover, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this Offering.

We are a “smaller reporting company” and comply with reduced reporting requirements applicable to smaller reporting companies, which may make our Common Stock less attractive to investors.

We are a “smaller reporting company”, as defined in Rule 405 under the Securities Act, since the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this Offering is less than $250 million. If we continue to qualify as a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements for our SEC filings that are available to smaller reporting companies. In particular, for so long as we remain a smaller reporting company, we (i) may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and (ii) have reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company: (a) until the fiscal year following the determination that the market value of our stock held by non-affiliates is more than $250 million, measured on the last business day of our most recently completed second fiscal quarter, or (b) if our annual revenues are less than $100 million during our most recently completed fiscal year, until the fiscal year following the determination that the market value of our stock held by non-affiliates is more than $700 million, measured on the last business day of our most recently completed second fiscal quarter.

We cannot predict whether our Common Stock will be less attractive if we continue to rely on the exemptions available to smaller reporting companies. If our Common Stock is less attractive as a result of our reliance on the available exemptions, there may be a less active trading market for our Common Stock and the market price of our Common Stock may be more volatile.

General Risk Factors

Our liquidity could be adversely affected by adverse conditions in the financial markets or with respect to financial institutions.

Our available cash and cash equivalents are held in accounts with, or managed by, financial institutions, and consist of cash in our operating accounts and cash and cash equivalents invested in money market funds. The amount of cash in our operating accounts exceeds the Federal Deposit Insurance Corporation insurance limits. While we monitor our accounts regularly and adjust our balances as appropriate, the valuation of, or our access to, these accounts could be adversely impacted if the underlying financial institutions fail or become subject to other adverse conditions in the financial markets. The operations of U.S. and global financial services institutions are inter-connected, and the performance and financial strength of specific institutions are subject to rapid change, the timing and extent of which cannot be known. To date, we have not experienced any realized losses on, or any lack of access to, our cash held in operating accounts or our invested cash or cash equivalents; however, we can provide no assurance that our access to our cash held in operating accounts or our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets or with respect to financial institutions.

The requirements of being a public company may strain our resources and divert our management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and OTC Markets listing rules. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources.

Additionally, we are subject to other reporting and corporate governance requirements, including certain requirements and provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, which impose significant compliance obligations upon us. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures for, and internal controls over, financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures for, and internal controls over, financial reporting to meet applicable standards, significant resources and management oversight are required, and our management’s attention may be diverted from other business concerns. Complying with the requirements of being a public company could have a material adverse effect on our business, results of operations, and financial condition.

Our current insurance policies may not provide adequate levels of coverage against all claims, and we may incur losses in excess of insurance limits or uninsured losses.

We maintain insurance coverage for a significant portion of our risks and associated liabilities with respect to general liability, property and casualty liability, employer’s liability and other insurable risks in amounts and on terms deemed adequate by our management, based on our actual claims experience and expectations for future claims. However, there are types of losses we may incur that cannot be insured against, or that we believe are not commercially reasonable to insure. For example, insurance covering liability for violations of wage and hour laws has not generally been available. Losses with respect to such uninsured claims, or losses in excess of insurance limits, if they occur, could have a material adverse effect on our business and results of operations.

The cost of acquiring and distributing the commemorative silver and gold tokens will reduce the net proceeds available to fund our operations and could adversely affect our liquidity.

We intend to acquire and distribute commemorative silver and gold tokens to investors who invest at least $2,500 and $25,000, respectively. Unlike the Bonus Shares, which are issued for no cash cost to us, the tokens must be purchased by us from third-party suppliers at prevailing market prices for silver and gold, plus fabrication, shipping, insurance, and handling costs. The issuance of the tokens will not reduce the gross cash proceeds we receive from the sale of Shares, but the cost of acquiring and distributing the tokens will be paid from our existing treasury cash on hand, and not from offering proceeds, and will therefore reduce our cash on hand and available liquidity. Assuming the Offering is fully subscribed, and depending on the number and size of qualifying investments, the aggregate cost of the tokens could be material. Because we cannot predict the number or size of investments, we cannot predict the aggregate cost of the tokens, and the actual cost may exceed our estimates, particularly if silver or gold prices increase, which would further reduce our cash on hand and available liquidity.

Investors who receive Bonus Shares and tokens pay a lower effective price per Share than the stated offering price, which increases the dilution experienced by our other investors.

Because the Bonus Shares are issued for no additional cash consideration and the tokens are provided at no additional charge, the effective price per Share paid by investors who receive Bonus Shares and tokens is lower than the stated offering price, and decreases as the investment amount (and corresponding Bonus Share tier and token value) increases. As a result, investors who do not receive Bonus Shares or tokens, or who receive them at a lower tier, will experience greater dilution relative to investors who receive higher levels of Bonus Shares and tokens. See “Plan of Distribution—Bonus Shares and Investment Incentives” for a table illustrating the effective price per Share at each investment tier.

The estimated value of the commemorative token may fluctuate with changes in the silver and gold markets, and the Company does not guarantee that the tokens will retain their value.

The Company intends to provide silver tokens to investors who invest at least $2,500 in the offering and gold tokens to investors who invest at least $25,000, as described further in “Plan of Distribution.” The estimated value of these tokens is based in part on prevailing market prices for silver and gold, which are subject to significant volatility driven by global economic conditions, investor sentiment, currency fluctuations, supply‑demand dynamics, and geopolitical events. As a result, the value of the tokens may increase or decrease over time, and the Company makes no representation or warranty that the tokens will retain their estimated value or have any resale value. Investors should not consider the tokens as an investment or rely on them as having any guaranteed worth.

The U.S. federal income tax treatment of the tokens is uncertain, including how an investor’s tax basis is allocated between the Shares and the tokens.

The tokens are provided to qualifying investors at no additional charge, together with the Shares (and, where applicable, Bonus Shares). The U.S. federal income tax treatment of the tokens is unclear, including whether the receipt of a token is a taxable event and how an investor should allocate its aggregate purchase price between the Shares (including any Bonus Shares), on the one hand, and the tokens, on the other hand, for purposes of determining the investor’s tax basis in each. The tax basis allocated to the Shares and to the tokens will affect the amount of gain or loss an investor recognizes upon a subsequent sale or other disposition of the Shares or the tokens. We have not obtained a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel regarding these matters, and the IRS could assert positions that differ from those taken by an investor, which could result in additional tax, interest, or penalties. Investors are strongly encouraged to consult their own tax advisors regarding the tax consequences of receiving, holding, and disposing of the tokens and the Shares.

DILUTION

In the past 12 months we have issued 15,872,417 shares of Common Stock to our officers and directors at an average effective price of $0.04 per share, as compared to the $[between $0.20 and $0.30] per Share being offered to investors. Consequently, investors in this offering are expected to experience immediate dilution. Further, the Company has options and warrants outstanding to officers and directors with exercise prices less than the price per Share, which exercises could also cause investors to experience additional dilution. Additionally, we are offering Bonus Shares to certain investors investing $2,500 or more, thereby diluting any investor who is not issued Bonus Shares or any investor who is issued Bonus Shares at a lower percentage than other investors.

Thus, investors in this Offering will experience immediate dilution. Further, the Shares do not have anti-dilution rights, which means that future equity issuances and other events could further dilute the ownership percentage that an investor may eventually have in the Company. The Company intends to make future equity issuances outside of this Offering, which will dilute investors’ respective ownership percentages. Furthermore, issuance of the Bonus Shares will cause immediate dilution to any investor not receiving the highest amount of Bonus Shares and will reduce the effective price per Share in this offering.

If the Company decides to issue more Shares, an investor could experience value dilution, with each Share being worth less than before, and/or control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per Share. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault. Investors should understand how dilution works and the lack of availability of anti-dilution protection.

Valuation considerations

Any valuation of a company is difficult to assess and may be derived using a number of different methodologies, each of which would generate a different valuation. The valuation for the Shares was established by the Company based on our current trading price, income potential, and future prospects. There has been no formal valuation and management’s assessment could prove wrong. The valuation of the Company will determine the amount by which an investor’s stake is diluted in the future, if at all. No single valuation method can determine the precise value of the Company or the securities offered. The offering price reflects management’s judgment, informed by multiple valuation perspectives, market conditions, and the Company’s stage of development. Investors should consider the offering price in light of the speculative nature of early‑stage investments and the possibility that future valuations may differ materially from the valuation implied by this offering. At any given time, the price per Share in this offering could be higher than the price that an investor could immediately turn around and sell a Share for in the open market. In that regard, an investor could experience immediate and substantial dilution due to the market’s valuation of our Shares through trading activity.

PLAN OF DISTRIBUTION

We are offering, on a “best efforts” basis, up to $20,000,000 of our Common Stock at a price of $[between $0.20 and $0.30] per share. The minimum subscription amount set is $1,000 per investor. There is no minimum Offering amount and no provision to escrow or return funds if any minimum number of Shares is not sold.

We intend to market the Shares in this Offering through both online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting this Offering Circular on an online investment platform.

This Offering will terminate upon the earliest of (i) the date on which the maximum offering amount has been sold, (ii) the date which is three years from the date the offering statement (of which this Offering Circular forms a part) is initially qualified by the SEC, if we file a required post-qualification amendment at least once every 12 months after the initial SEC qualification, and (iii) the date on which this Offering is earlier terminated by us at our sole discretion.

We intend to complete multiple closings in this Offering. We do not intend to conduct closings less frequently than every 30 days. After each closing, funds tendered by investors will be immediately available to us.

Bonus Shares and Investment Incentives

Bonus Shares and investment incentives are determined based on the aggregate total of investments made by an investor. Investment amounts are cumulative, and multiple investments by the same investor will be aggregated for purposes of determining eligibility for Bonus Shares or other incentives.

For each investor:

Only one bonus share percentage will apply.

The applicable Bonus Share percentage is determined solely by the largest qualifying investment tier reached by an investor’s aggregate investment amount.

Bonus Share percentages do not stack or compound.

No investor may receive Bonus Shares in excess of 13% of the number of shares purchased based on the investor’s aggregate investment amount.

Investors will receive Bonus Shares and other investment incentives as follows, based on the investor’s aggregate investment amount, which may be reflected as tentative upon the investment being accepted, and will be issued within a reasonable time once the Offering is completed:

●	Invest $2,500 or more (but less than $5,000) and receive 3.5% Bonus Shares and one (1) 1/2 troy ounce token made of 99.9% silver, depicted below.

●	Invest $5,000 or more (but less than $10,000) and receive 5% Bonus Shares and two (2) 1/2 troy ounce tokens made of 99.9% silver, depicted below.

●	Invest $10,000 or more (but less than $25,000) and receive 7% Bonus Shares and four (4) 1/2 troy ounce tokens made of 99.9% silver, depicted below.

●	Invest $25,000 or more (but less than $50,000) and receive 9% Bonus Shares, two (2) 1 gram tokens made of 99.99% gold, and two (2) 1/2 troy ounce tokens made of 99.9% silver, each as depicted below.

●

Invest $50,000 or more (but less than $100,000) and receive 11% Bonus Shares, five (5) 1 gram tokens made of 99.99% gold, and five (5) 1/2 troy ounce tokens made of 99.9% silver, each as depicted below.

●	Invest $100,000 or more and receive 13% Bonus Shares, ten (10) 1 gram tokens made of 99.99% gold, and twenty (20) 1/2 troy ounce tokens made of 99.9% silver, each as depicted below.

1/2 troy ounce token made of 99.9% silver:

1 gram token made of 99.99% gold:

Bonus shares are issued by the Company at no additional cost to the investor and represent a promotional issuance of additional securities in connection with the offering.

Estimated Value of Tokens; Effect on Use of Proceeds and Liquidity; Effective Price Per Share

The commemorative tokens consist of 1/2 troy ounce tokens made of 99.9% silver and 1 gram tokens made of 99.99% gold. The estimated value of each token is based on prevailing market prices for silver and gold at the time of issuance. As of July 1, 2026, each 1/2 troy ounce silver token had an estimated value of $31.00 and each 1 gram gold token had an estimated value of $132.00. These estimated values will fluctuate with the silver and gold markets, and the Company does not guarantee that the tokens will retain their estimated value or have any resale value.

Unlike the Bonus Shares, which are issued for no additional cash consideration and require no cash outlay by the Company, the tokens must be acquired by the Company from third-party suppliers for cash. The issuance of the tokens will not reduce the gross cash proceeds received by the Company from the sale of Shares; however, the cost of acquiring and distributing the tokens will be paid from the Company's existing treasury cash on hand, and not from offering proceeds, and will therefore reduce the Company's cash on hand and available liquidity. Assuming the Offering is fully subscribed, and depending on the number and size of qualifying investments, the aggregate cost of the tokens could be material. To the extent token costs exceed the Company’s estimates (for example, due to increases in silver or gold prices), the net proceeds available for the Company’s exploration and general corporate purposes would be further reduced.

The U.S. federal income tax treatment of the tokens is uncertain. Among other things, it is unclear whether the receipt of a token is a taxable event and how an investor should allocate its aggregate purchase price between the Shares (including any Bonus Shares) and the tokens for purposes of determining the investor’s tax basis in each. The allocation of tax basis will affect the amount of gain or loss an investor recognizes upon a subsequent sale or other disposition of the Shares or the tokens. The Company has not obtained a ruling from the IRS or an opinion of counsel on these matters, and the IRS could take a contrary position. Investors are strongly encouraged to consult their own tax advisors. See “Risk Factors” and “Tax Considerations.”

Because the Bonus Shares and tokens are provided at no additional charge to investors, the effective price per Share paid by investors who receive them is lower than the stated offering price. The following table illustrates, for each investment tier, the applicable Bonus Share percentage, the tokens issued, the estimated value of those tokens, and the resulting effective price per Share (i) giving effect only to the Bonus Shares and (ii) giving effect to both the Bonus Shares and the estimated value of the tokens. The applicable tier is determined by the investor’s aggregate investment amount. The table assumes an illustrative offering price of $[0.25] per Share and uses the minimum qualifying investment amount for each tier. The effective price per Share giving effect to the tokens is calculated by subtracting the estimated value of the tokens from the investment amount and dividing the result by the total number of Shares received (including Bonus Shares).

Investment Amount | Offering Price per Share | Bonus Share % | Bonus Shares | Silver Tokens | Gold Tokens (1g) | Estimated Token Value | Effective Price per Share (Bonus Shares Only) | Effective Price per Share (Bonus Shares and Tokens)

$2,500 | $[0.25] | 3.5% | 350 | 1 | — | $31 | $[0.2415] | $[0.2386]

$5,000 | $[0.25] | 5% | 1,000 | 2 | — | $62 | $[0.2381] | $[0.2351]

$10,000 | $[0.25] | 7% | 2,800 | 4 | — | $124 | $[0.2336] | $[0.2307]

$25,000 | $[0.25] | 9% | 9,000 | 2 | 2 | $326 | $[0.2294] | $[0.2264]

$50,000 | $[0.25] | 11% | 22,000 | 5 | 5 | $815 | $[0.2252] | $[0.2216]

$100,000 | $[0.25] | 13% | 52,000 | 20 | 10 | $1,940 | $[0.2212] | $[0.2169]

The number of Shares purchased at each tier is calculated as the investor’s aggregate investment amount divided by the assumed offering price of $[0.25] per Share, and the number of Bonus Shares equals that number multiplied by the applicable Bonus Share percentage. The estimated token value for each tier equals the number of silver and gold tokens issued at that tier multiplied by the per-token values set forth above ($31.00 per silver token and $132.00 per gold token, as of July 1, 2026). The effective price per Share (Bonus Shares only) equals the investment amount divided by the sum of the Shares purchased and the Bonus Shares. The effective price per Share (Bonus Shares and tokens) equals the investment amount, less the estimated value of the tokens, divided by the sum of the Shares purchased and the Bonus Shares. The per-Share figures above are for illustrative purposes only, will vary with the final offering price, and will be updated by amendment once the final offering price is determined.

Agreement with DealMaker

We are currently party to an agreement, dated January 10, 2026 (which we refer to as the “Broker Agreement”), with DealMaker Securities LLC, as Broker, and its affiliates, Novation Solutions Inc. O/A DealMaker, and DealMaker Marketing Services LLC O/A DealMaker Reach (which we refer to as “DealMaker Reach”). The Broker has agreed to act as the broker-dealer of record for this Offering and for administrative and compliance purposes. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. The Broker is under no obligation to purchase any of the Shares or arrange for the sale of any specific number or dollar amount of Shares, has made no commitment to purchase any part of the Shares being offered, and will not be acting as a sales agent for the Company. DealMaker will provide technology services related to this Offering and DealMaker Reach will provide Offering related marketing services. The term of the Broker Agreement began on January 10, 2026 and will continue until the earliest to occur of: (i) the first day of the month following the completion of this Offering, (ii) the 60th date following the date that we give the Broker written notice of the termination of the Broker Agreement in our sole discretion, (iii) the immediate termination of the Broker Agreement by us or the Broker for cause, and (iv) the termination of the Broker Agreement by the Broker in connection with a default or material breach by us under the Broker Agreement.

Offering Expenses

We are responsible for all offering fees and expenses of this Offering, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all payment processing fees; (iv) all filing fees, including those charged by FINRA; and (v) all of the legal fees related to FINRA clearance. Additionally, we have agreed to pay to (a) the Broker a one-time payment of $27,500 for accountable expenses, which has already been paid by us, (b) Novation Solutions Inc. O/A DealMaker a one-time payment of $10,000, plus $2,000/month for three months ($6,000) for accountable expenses, which has already been paid by us, and (c) DealMaker Reach a one-time payment of $30,000, plus $11,000/month for three months ($33,000) for accountable expenses, which has already been paid by us. Each of the $27,500 paid by us to the Broker, $16,000 paid by us to Novation Solutions Inc. and $63,000 paid by us to DealMaker Reach is an advance against expenses anticipated to be incurred, and will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). Once this Offering commences, we will pay Novation Solutions Inc. O/A DealMaker a monthly account management fee of $2,000 (not to exceed $18,000 in the aggregate), and DealMaker Reach a monthly marketing management fee of $11,000 (not to exceed $99,000 in the aggregate) related to this Offering. In addition, we may authorize, on a case-by-case basis, DealMaker Reach to perform supplementary marketing services for us, where it will be entitled to receive up to a maximum of an additional $339,000 of compensation during this Offering. The maximum amount payable to the Broker and its affiliates for Offering related expenses is $1,462,500. The Broker does not receive compensation for the issuance of Bonus Shares.

Broker’s Commission

We have agreed to pay the Broker a cash commission of 4.5% of the gross proceeds received by us in this Offering. The following table shows the total commissions payable to the Broker on a per-Unit basis in connection with this Offering, assuming a fully subscribed Offering.

Total
Public offering price	$20,000,000
Broker commission (4.5%)(1)	$900,000
Proceeds, before expenses, to us, per Share	$19,100,000

(1)	Assuming a fully subscribed Offering, the Broker would receive total cash commissions of $900,000. Other fees payable to Broker and its affiliates are not included in this table.

Pricing of this Offering

The offering price per Share has been determined by us. The principal factors considered in determining the offering price include:

●	the information set forth in the offering statement of which this Offering Circular forms a part;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our prospects for future earnings and the present state of our development;

●	an assessment of our management;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Indemnification and Control

We have agreed to indemnify the Broker, its affiliates and controlling persons, and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Broker or its affiliates and controlling persons may be required to make in respect of these liabilities.

Payment Processing

We expect to incur third-party payment processing costs in connection with this Offering. Such costs are estimated to be approximately 2% of total gross proceeds.

Investment Limitations

As set forth in Title IV of the JOBS Act, there would be no limit on how many Shares an investor may purchase if this Offering results in a listing of our Common Stock on a national securities exchange. However, our Common Stock will not be listed on a national securities exchange upon the initial qualification of this Offering by the SEC, and we do not intend to list our Common Stock on any securities exchange or trading system.

For individuals who are not accredited investors, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (see “How to Calculate Net Worth” below). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the 10% limitation on investment in this Offering. The only investors in this Offering exempt from this limitation, if our Common Stock is not listed on a national securities exchange, are “accredited investors”, as defined under Rule 501 of Regulation D under the Securities Act (which we refer to as “Accredited Investors”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (see “—How to Calculate Net Worth” below);

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)

You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)

You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(vi)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, as amended, or a private business development company as defined in the Investment Advisers Act of 1940, as amended (which we refer to as the “Investment Advisors Act”); and

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)

You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares;

(ix)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments”, in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; and

(xiii)

You are an investor that certifies that (A) it is a “family office”, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered, and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment, or (B) it is a “family client”, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisors Act, of a family office meeting the criteria specified above.

For purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence, up to an amount equal to the value of your primary residence (to the extent not negative equity), but includes the amount of debt that exceeds the value of that residence and includes any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence. In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

Procedures for Subscribing

Investors may subscribe by tendering funds by wire, credit or debit card, or ACH transfer to the Company’s processing account. Tendered funds will remain in the processing account until a closing has occurred. Upon each closing, funds tendered by investors will be made available to us for our use.

The subscription procedure is summarized as follows:

1.	Go to the Offering website at www.invest.stargoldcorp.com and click on the “Invest Now” button;

2.	Complete the subscription agreement online;

3.	Deliver funds directly by wire, debit card, credit card, or electronic funds transfer via ACH to the specified processing account;

4.	Once funds and documentation are received, an automated Anti Money Laundering (which we refer to as “AML”) check will be performed to verify the identity and status of the investor; and

5.

Once AML is verified, the investor will electronically receive, review, execute and deliver to us a subscription agreement. Investors will be required to complete a subscription agreement in order to invest. Once the subscription agreement is submitted, the Company will determine whether to accept such investor into the Offering.

The Broker has not investigated the desirability or advisability of investment in the Shares being offered by this Offering Circular, nor approved, endorsed or passed upon the merits of purchasing the Shares. Under no circumstance is the Broker recommending the Shares or providing investment advice to any prospective investor, or making any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. The Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement, including this Offering Circular, presented to investors. All inquiries regarding this Offering should be made directly to us at info@stargoldcorp.com.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (a form of which is attached as Exhibit 4.1 to the offering statement of which this Offering Circular forms a part), and the funds required under the subscription agreement have been delivered to the processing account for this Offering, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from your rejected subscription to you, without interest or deduction.

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the number of subscribed for Shares at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a return of your subscription funds. All accepted subscription agreements are irrevocable.

No Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to our Company.

Agent and Registrar

We have engaged Equiniti Trust Company, a registered transfer agent with the SEC located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, to serve as transfer agent to maintain stockholder information on a book-entry basis.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of the Securities offered hereby and the intended uses of such proceeds over an approximate 12 month period. It is possible that we may not raise the entire amount in Securities being offered through this Offering Circular. In such case, we will reallocate the use of proceeds as the Board of Directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Deemed Proceeds from Sale of Securities(1)	$22,600,000	16,950,000	11,300,000	5,650,000
Bonus Share Value	$2,600,000	1,950,000	1,300,000	650,000
Underwriting and Commission Costs (2)	$1,462,500	1,152,750	843,000	533,250
Other Offering Expenses (3)	$495,000	395,000	295,000	195,000
Net Proceeds	$18,042,500	13,452,250	8,862,000	4,271,750

Use of Net Proceeds:
General operating and funding towards production	$11,137,500	8,302,250	5,402,000	1,950,250
Exploration program	$4,050,000	2,750,000	1,500,000	860,000
Permitting	$1,855,000	1,400,000	960,000	461,750
Working Capital(4)	$1,000,000	1,000,000	1,000,000	1,000,000
Total Use of Net Proceeds	$18,042,500	13,627,750	8,862,000	4,271,750

Notes:

(1)

Includes up to $22,600,000 deemed maximum offering amount, including deemed value of Bonus Shares. The Company expects to receive gross proceeds of $20,000,000 from shares sold for cash consideration. Bonus Shares issued for nominal or no cash consideration will not result in cash proceeds and will not contribute to the funding of the Company’s operations. The actual allocation of proceeds will depend on the amount of cash raised, which may be less than the maximum offering amount due to the issuance of Bonus Shares for no cash consideration.

(2)

DealMaker Securities LLC, referred to herein as the Broker, is engaged for administrative and compliance related services in connection with this Offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this offering commences, the Broker will receive a cash commission equal to 4.5% of the amount raised in the offering. Additionally, the Broker and its affiliates will receive certain other fees (see “Plan of Distribution”). The Broker and its affiliates will receive a maximum cash compensation equal to $1,462,500 in total. Our Company also expects to incur other expenses relating to this offering, including, but not limited to, legal, accounting, compliance, travel, marketing, technology, printing and other miscellaneous fees. Any monies budgeted for but not spent on offering expenses will be reallocated pro rata among the other categories in the above table.

(3)

Our Company also expects to incur other expenses relating to this offering, including, but not limited to, legal, accounting, compliance, travel, marketing, technology, printing, payment processing, and other miscellaneous fees. Any monies budgeted for but not spent on offering expenses will be reallocated pro rata among the other categories in the above table.

(4)

The Company has been granted an option to reduce Great Basin’s Net Smelter Royalty (“NSR”), as that term is defined in the Option Agreement, from three percent (3%) to one and one-half percent (1.5%) in exchange for the payment to Great Basin by Star Gold of the sum one million seven hundred fifty thousand and no/100 dollars ($1,750,000.00) (the “NSR Option”). Star Gold must exercise the NSR Option no later than the date which is six (6) months following the first receipt of proceeds from the sale of processed are from the Property. For the avoidance of doubt, Great Basin shall retain the right to assign its remaining 1.5% NSR in its sole discretion. The Company shall pay Clifford a 2% net smelter royalty on net smelter returns which is inclusive of the overall 3% net smelter royalty for the properties.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in the economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DESCRIPTION OF BUSINESS

Corporate Background

The Company was originally incorporated on December 8, 2006, under the laws of the State of Nevada as Elan Development, Inc. On April 25, 2008, the name of the Company was changed to Star Gold Corp. Star Gold Corp. is an exploration stage company engaged in the acquisition and exploration of precious metal deposit properties and advancing them toward production. The Company is engaged in the business of exploring, evaluating and acquiring mineral prospects with the potential for economic deposits of precious and base metals.

Overview of Mineral Exploration and Current Operations

Star Gold Corp. originally leased with an option to acquire certain unpatented mining claims located in the State of Nevada which in part make up what we refer to as the “Longstreet Property” or the “Longstreet Project”. The Longstreet Property in its entirety comprises 142 mineral claims: 75 original optioned claims, of which 70 are unpatented staked claims and five claims leased from local ranchers, pursuant to the “Clifford Lease”; as well as 50 claims subsequently staked by Star Gold. The Longstreet Property covers a total area of approximately 2,500 acres (1,012 ha). The Longstreet Project is at an intermediate stage of exploration.

Star Gold Corp. is an exploration stage mineral company with no producing mines. Mineral exploration is essentially a research activity that does not produce a product. The Company acquires properties which it believes have potential to host economic concentrations of minerals, particularly gold and silver. These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims, or private property owned by others. An unpatented mining claim is an interest, that can be acquired, in the mineral rights on open lands of the federally owned public domain. Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management. The Company intends to remain in the business of exploring for mining properties that have the potential to produce gold, silver, base metals and other commodities.

The Company will perform basic geological work to identify specific drill targets on the properties, and then collect subsurface samples by drilling to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation). The Company may enter joint venture agreements with other companies to fund further exploration and/or development work. It is the Company’s plan to focus on assembling a high-quality group of mid-stage mineral (primarily gold and silver) exploration prospects, using the experience and contacts of the management group. By such prospects, the Company means properties that have been previously identified by third parties, (including prior owners and/or exploration companies), as mineral prospects with potential for economic mineralization. Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results. Accordingly, such acquired projects will have either prior exploration history or will have strong similarity to a recognized geologic ore deposit model. Geographic emphasis will be placed on the western United States.

The geologic potential and ore deposit models have been defined and specific drill targets identified on the Longstreet Property. The Company’s property evaluation process involves using basic geologic fieldwork to perform an initial evaluation of a property. If the evaluation is positive, the Company seeks to acquire, either by staking unpatented mining claims on open public domain, or by leasing the property from the owner of private property or the owner of unpatented claims. Once acquired, the Company then typically makes a more detailed evaluation of the property. This detailed evaluation involves expenditures for exploration work which may include rock and soil sampling, geologic mapping, geophysics, trenching, drilling or other means to determine if economic mineralization is present on a property.

The Company owns 137 claims and leases 5 Claims from Clifford. The Company shall pay a 3% Net Smelter Royalty (“NSR”) within thirty (30) days following the end of the calendar quarter under which the Company receives Net Smelter Returns. To date, the Company has not received Net Smelter Returns. Third parties to which NSR payments would be made are as follows:

Property name	Longstreet
Third parties	Great Basin Resources, Inc. and Clifford
Number of claims	142 (1)(2)(3)(4)
Acres (approx.)	2,500
Agreements/Royalties
Royalties	3% Net Smelter Royalty (“NSR”)
Annual advance royalty payment	$12,000

(1)

Great Basin Resources, Inc. (“Great Basin”) took assignment from MinQuest, Inc., of the 142 total claims controlled by the Company (Note 4 of the financial statements) of which 137 are owned by the Company and 5 of which are owned by (also Note 4) and leased to and managed by the Company.

(2)

On August 12, 2019, the Company and Great Basin Resources, Inc. (“Great Basin”) agreed to amend the Longstreet Agreement (Note 4) to eliminate the required property expenditure structure and to implement new consideration for the transfer of the Property pursuant to that agreement (the “2019 Amendment”). The Amendment eliminated the remainder of the required property expenditures set forth in the Longstreet Agreement, as amended.

(3)

On September 10, 2020, the Company accelerated the payment to Great Basin Resources, Inc. in consideration of a recorded quit claim deed on the Longstreet property claims. The Company owns 137 claims (exclusive of 5 Clifford claims) and has no required spend other than annual claims filing fees.

(4)	The Company shall pay Clifford a 2% net smelter royalty on net smelter returns which is inclusive of the overall 3% net smelter royalty for the properties.

Compliance with Government Regulations

Continuing to acquire and explore mineral properties in the State of Nevada will require the Company to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Nevada and the United States Federal agencies.

United States

Mining in the State of Nevada is subject to federal, state and local law. Three types of laws are of particular importance to the Company’s U.S. mineral properties: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment.

Land Ownership and Mining Rights.

On Federal Lands, mining rights are governed by the General Mining Law of 1872 (General Mining Law) as amended, 30 U.S.C. §§ 21-161 (various sections), which allows the location of mining claims on certain Federal Lands upon the discovery of a valuable mineral deposit and proper compliance with claim location requirements. A valid mining claim provides the holder with the right to conduct mining operations for the removal of locatable minerals, subject to compliance with the General Mining Law and Nevada state law governing the staking and registration of mining claims, as well as compliance with various federal, state and local operating and environmental laws, regulations and ordinances. As the owner or lessee of the unpatented mining claims, the Company has the right to conduct mining operations on the lands subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of any applicable mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances.

Mining Operations

The exploration of mining properties and development and operation of mines is governed by both federal and state laws.

The State of Nevada likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The Nevada Department of Environmental Protection, which is referred to as the NDEP, is the state agency that administers the reclamation permits, mine permits and related closure plans on the Nevada property. Local jurisdictions (such as Eureka County) may also impose permitting requirements (such as conditional use permits or zoning approvals).

Environmental Law

The development, operation, closure, and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations, and public agency decisions. Compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies, and to file various reports and keep records of the Company’s operations. Certain of these permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to the Company’s proposed operations may be encountered. The Company is currently operating under various permits for activities connected to mineral exploration, reclamation, and environmental considerations. Unless and until a mineral resource is proved, it is unlikely the Company's operations will move beyond the exploration stage. If in the future the Company decides to proceed beyond exploration, there will be numerous notifications, permit applications, and other decisions to be addressed at that time.

Competition

Star Gold Corp. competes with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties and for equipment and labor related to exploration and development of mineral properties. Many of the mineral resource exploration and development companies with whom the Company competes have greater financial and technical resources. Accordingly, competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact Star Gold Corp.’s ability to finance further exploration and to achieve the financing necessary for the Company to develop its mineral properties.

The Company provides no assurance it will be able to compete in any of its business areas effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the business, financial condition and operating results.

Office and Other Facilities

Star Gold Corp. currently maintains its administrative offices at 174 E Neider Ave, Suite 222, Coeur D’Alene, ID 83815. The telephone number is (208) 664-5066. Star Gold Corp. does not currently own title to any real property.

Employees

The Company has no employees as of the date of this Offering Circular. Star Gold Corp. conducts business through independent contractor agreements with consultants.

Research and Development Expenditures

The Company has not incurred any research expenditures since incorporation.

Reports to Security Holders

The Company does not issue annual or quarterly reports to security holders other than the annual Form 10-K and quarterly Forms 10-Q as electronically filed with the SEC. Electronically filed reports may be accessed at www.sec.gov.

Litigation

We are not aware of any pending or threatened legal proceedings in which we are involved.

DESCRIPTION OF PROPERTY

The Company headquarters are located at 174 E. Neider Ave., Suite 222, Coeur d’Alene, ID 83815. The Company believes this office space and facilities are sufficient to meet the Company’s present needs, and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to the Company.

The Company currently does not own any real property.

The Company is an exploration stage company with no proven or probable mineral reserves. There is no assurance that a commercially viable mineral deposit exists at the Longstreet Property. Further exploration will be required before any final determination as to the economic or legal feasibility may be made as to the Company’s property.

The Longstreet property

In January of 2010 Star Gold signed an agreement (the “Longstreet Agreement”) to lease with an option to acquire from MinQuest, Inc. (“MinQuest”), 60 unpatented mining claims totaling approximately 490 hectares. The Company completed its first phase of drilling in 2011. On July 9, 2010, the Company and MinQuest entered into an amended agreement to add an additional 10 claims and expanded the total to 70 unpatented claims. In addition, Star Gold agreed to reimburse MinQuest for 5 claims leased from a third party, Roy Clifford. The Longstreet Property comprises 142 mineral claims (75 original optioned claims, of which 70 are unpatented staked claims and five claims acquired from local ranchers (Roy Clifford et al)), as well as 50 claims subsequently staked by Star Gold, covering a total area of approximately 2,500 acres (1,012 ha) (Figure 6-1). The claims are located within Sections 9-17, 20, and 21 of T6N, R47E, MDB&M (Mount Diablo Base Line & Meridian), Nye County. The geographic coordinates of the central part of the property are approximately 38 degrees 22’0” N. Latitude and 116 degrees 40’00” W Longitude. The entire 142 claims (the 5 claims covered by the Clifford Lease are not subject to the Longstreet Agreement) comprise the Longstreet Property.

On July 25, 2017, MinQuest assigned, conveyed and transferred to Great Basin Resources, Inc. all of the rights, title and interest of Minquest in and to the Longstreet Property and the Longstreet Agreement.

On September 10, 2020, Great Basin Resources, Inc. recorded a quit claim deed transferring title to the Longstreet Property claims to Star Gold Corp.

On March 18, 2022, Great Basin Resources, Inc. recorded an amended quitclaim deed and assignment correcting the mineral claims previously transferred and memorializing the assignment of the Clifford leases.

Of the 50 claims staked by Star Gold, 38 are adjacent to the eastern boundary of the property and were staked with the objective of providing a site for potential leach pads planned for future development of the Main Zone (the “Leach Pad Claims”). The remaining 12 claims staked by Star Gold lie along a corridor leading from the main Longstreet property to the Leach Pad Claims.

A list of claims, ownership and Bureau of Land Management (BLM) serial numbers is shown below:

Claim Name	BLM Listed Owner	NMC Number	Area (Acres)	Date Located	Renewal date
Morning Star	Roy Clifford et al	96719	20	7/1/1957	9/1/2026
Longstreet 11	Roy Clifford et al	164002	20	6/14/1980	9/1/2026
Longstreet 12	Roy Clifford et al	164003	20	6/14/1980	9/1/2026
Longstreet 14	Roy Clifford et al	164005	20	6/14/1980	9/1/2026
Longstreet 15	Roy Clifford et al	164006	20	6/14/1980	9/1/2026
Longstreet 1A	Star Gold Corp.	799562	20	1/22/1999	9/1/2026
Longstreet 2A	Star Gold Corp.	799563	20	1/22/1999	9/1/2026
Longstreet 3A	Star Gold Corp.	799564	20	1/22/1999	9/1/2026
Longstreet 6A	Star Gold Corp.	799565	20	1/22/1999	9/1/2026
Longstreet 7A	Star Gold Corp.	799566	20	1/22/1999	9/1/2026
Longstreet 8A	Star Gold Corp.	799567	20	1/22/1999	9/1/2026
Longstreet 9A	Star Gold Corp.	799568	20	1/22/1999	9/1/2026
Longstreet 16A	Star Gold Corp.	799569	20	1/22/1999	9/1/2026
Longstreet 13	Star Gold Corp.	799570	20	1/22/1999	9/1/2026
Longstreet 32	Star Gold Corp.	799571	20	1/22/1999	9/1/2026
Longstreet 34	Star Gold Corp.	799572	20	1/22/1999	9/1/2026
Longstreet 4A	Star Gold Corp.	836168	20	2/2/2002	9/1/2026
Longstreet 5A	Star Gold Corp.	836169	20	2/2/2002	9/1/2026
Longstreet 8	Star Gold Corp.	836170	20	2/2/2002	9/1/2026
Longstreet 10	Star Gold Corp.	836171	20	2/2/2002	9/1/2026
Longstreet 10A	Star Gold Corp.	836172	20	2/2/2002	9/1/2026
Longstreet 28	Star Gold Corp.	836173	20	2/2/2002	9/1/2026
Longstreet 30	Star Gold Corp.	836174	20	2/2/2002	9/1/2026
Longstreet 36	Star Gold Corp.	836175	20	2/2/2002	9/1/2026
Longstreet 37	Star Gold Corp.	836176	20	2/2/2002	9/1/2026
Longstreet 39	Star Gold Corp.	836177	20	2/2/2002	9/1/2026
Longstreet 41	Star Gold Corp.	836178	20	2/2/2002	9/1/2026
Longstreet 43	Star Gold Corp.	836179	20	2/2/2002	9/1/2026
Longstreet 45	Star Gold Corp.	836180	20	2/2/2002	9/1/2026
Longstreet 47	Star Gold Corp.	836181	20	2/2/2002	9/1/2026

Claim Name	BLM Listed Owner	NMC Number	Area (Acres)	Date Located	Renewal date
Longstreet 49	Star Gold Corp.	836182	20	2/2/2002	9/1/2026
Longstreet 101	Star Gold Corp.	836183	20	2/2/2002	9/1/2026
Longstreet 102	Star Gold Corp.	836184	20	2/2/2002	9/1/2026
Longstreet 103	Star Gold Corp.	836185	20	2/2/2002	9/1/2026
Longstreet 104	Star Gold Corp.	836186	20	2/2/2002	9/1/2026
Longstreet 105	Star Gold Corp.	836187	20	2/2/2002	9/1/2026
Longstreet 106	Star Gold Corp.	836188	20	2/2/2002	9/1/2026
Longstreet 107	Star Gold Corp.	836189	20	2/2/2002	9/1/2026
Longstreet 108	Star Gold Corp.	836190	20	2/2/2002	9/1/2026
Longstreet 12	Star Gold Corp.	843867	20	2/25/2003	9/1/2026
Longstreet 14	Star Gold Corp.	843868	20	2/25/2003	9/1/2026
Longstreet 16	Star Gold Corp.	843869	20	2/25/2003	9/1/2026
Longstreet 18	Star Gold Corp.	843870	20	2/25/2003	9/1/2026
Longstreet 20	Star Gold Corp.	843871	20	2/25/2003	9/1/2026
Longstreet 26	Star Gold Corp.	843872	20	2/25/2003	9/1/2026
Longstreet 42	Star Gold Corp.	843873	20	2/25/2003	9/1/2026
Longstreet 44	Star Gold Corp.	843874	20	2/25/2003	9/1/2026
Longstreet 46	Star Gold Corp.	843875	20	2/25/2003	9/1/2026
Longstreet 48	Star Gold Corp.	843876	20	2/25/2003	9/1/2026
Longstreet 50	Star Gold Corp.	843877	20	2/25/2003	9/1/2026
Longstreet 40	Star Gold Corp.	851568	20	2/25/2003	9/1/2026
Longstreet 118	Star Gold Corp.	851569	20	9/29/2003	9/1/2026
Longstreet 119	Star Gold Corp.	851570	20	9/29/2003	9/1/2026
Longstreet 120	Star Gold Corp.	851571	20	9/29/2003	9/1/2026
Longstreet 121	Star Gold Corp.	851572	20	9/29/2003	9/1/2026
Longstreet 122	Star Gold Corp.	851573	20	9/29/2003	9/1/2026
Longstreet 123	Star Gold Corp.	851574	20	9/29/2003	9/1/2026
Longstreet 124	Star Gold Corp.	851575	20	9/29/2003	9/1/2026
Longstreet 109	Star Gold Corp.	855021	20	2/25/2003	9/1/2026
Longstreet 110	Star Gold Corp.	855022	20	2/25/2003	9/1/2026
Longstreet 111	Star Gold Corp.	855023	20	2/25/2003	9/1/2026
Longstreet 112	Star Gold Corp.	855024	20	2/25/2003	9/1/2026
Longstreet 113	Star Gold Corp.	855025	20	2/25/2003	9/1/2026
Longstreet 114	Star Gold Corp.	855026	20	2/25/2003	9/1/2026
Longstreet 115	Star Gold Corp.	855027	20	2/25/2003	9/1/2026
Longstreet 56	Star Gold Corp.	1025831	20	7/9/2010	9/1/2026
Longstreet 57	Star Gold Corp.	1025832	20	7/9/2010	9/1/2026
Longstreet 58	Star Gold Corp.	1025833	20	7/9/2010	9/1/2026
Longstreet 59	Star Gold Corp.	1025834	20	7/9/2010	9/1/2026
Longstreet 60	Star Gold Corp.	1025835	20	7/9/2010	9/1/2026
Longstreet 61	Star Gold Corp.	1025836	20	7/9/2010	9/1/2026
Longstreet 62	Star Gold Corp.	1025837	20	7/9/2010	9/1/2026
Longstreet 63	Star Gold Corp.	1025838	20	7/9/2010	9/1/2026
Longstreet 64	Star Gold Corp.	1025839	20	7/9/2010	9/1/2026

Claim Name	BLM Listed Owner	NMC Number	Area (Acres)	Date Located	Renewal date
Longstreet 65	Star Gold Corp.	1025840	20	7/9/2010	9/1/2026
Longstreet 200	Star Gold Corp.	1073640	20	6/22/2012	9/1/2026
Longstreet 201	Star Gold Corp.	1073641	20	6/22/2012	9/1/2026
Longstreet 202	Star Gold Corp.	1073642	20	6/22/2012	9/1/2026
Longstreet 203	Star Gold Corp.	1073643	20	6/22/2012	9/1/2026
Longstreet 204	Star Gold Corp.	1073644	20	6/22/2012	9/1/2026
Longstreet 205	Star Gold Corp.	1073645	20	6/22/2012	9/1/2026
Longstreet 206	Star Gold Corp.	1073646	20	6/22/2012	9/1/2026
Longstreet 207	Star Gold Corp.	1073647	20	6/22/2012	9/1/2026
Longstreet 208	Star Gold Corp.	1073648	20	6/22/2012	9/1/2026
Longstreet 209	Star Gold Corp.	1073649	20	6/22/2012	9/1/2026
Longstreet 210	Star Gold Corp.	1073650	20	6/22/2012	9/1/2026
Longstreet 211	Star Gold Corp.	1073651	20	6/22/2012	9/1/2026
Longstreet 212	Star Gold Corp.	1073652	20	6/22/2012	9/1/2026
Longstreet 213	Star Gold Corp.	1073653	20	6/22/2012	9/1/2026
Longstreet 214	Star Gold Corp.	1073654	20	6/22/2012	9/1/2026
Longstreet 215	Star Gold Corp.	1073655	20	6/22/2012	9/1/2026
Longstreet 216	Star Gold Corp.	1073656	20	6/22/2012	9/1/2026
Longstreet 217	Star Gold Corp.	1073657	20	6/22/2012	9/1/2026
Longstreet 218	Star Gold Corp.	1073658	20	6/22/2012	9/1/2026
Longstreet 219	Star Gold Corp.	1073659	20	6/22/2012	9/1/2026
Longstreet 220	Star Gold Corp.	1073660	20	6/22/2012	9/1/2026
Longstreet 210	Star Gold Corp.	1073661	20	6/22/2012	9/1/2026
Longstreet 220	Star Gold Corp.	1073662	20	6/22/2012	9/1/2026
Longstreet 223	Star Gold Corp.	1073663	20	6/22/2012	9/1/2026
Longstreet 224	Star Gold Corp.	1073664	20	6/22/2012	9/1/2026
Longstreet 225	Star Gold Corp.	1073665	20	6/22/2012	9/1/2026
Longstreet 226	Star Gold Corp.	1073666	20	6/22/2012	9/1/2026
Longstreet 227	Star Gold Corp.	1073667	20	6/22/2012	9/1/2026
Longstreet 228	Star Gold Corp.	1073668	20	6/22/2012	9/1/2026
Longstreet 229	Star Gold Corp.	1073669	20	6/22/2012	9/1/2026
Longstreet 230	Star Gold Corp.	1073670	20	6/22/2012	9/1/2026
Longstreet 231	Star Gold Corp.	1073671	20	6/22/2012	9/1/2026
Longstreet 232	Star Gold Corp.	1073672	20	6/22/2012	9/1/2026
Longstreet 233	Star Gold Corp.	1073673	20	6/22/2012	9/1/2026
Longstreet 234	Star Gold Corp.	1073674	20	6/22/2012	9/1/2026
Longstreet 235	Star Gold Corp.	1073675	20	6/22/2012	9/1/2026
Longstreet 236	Star Gold Corp.	1073676	20	6/22/2012	9/1/2026
Longstreet 237	Star Gold Corp.	1073677	20	6/22/2012	9/1/2026
Longstreet 66	Star Gold Corp.	1080730	20	9/5/2012	9/1/2026
Longstreet 238	Star Gold Corp.	1080731	20	9/5/2012	9/1/2026
Longstreet 239	Star Gold Corp.	1080732	20	9/5/2012	9/1/2026
Longstreet 240	Star Gold Corp.	1080733	20	9/5/2012	9/1/2026
Longstreet 241	Star Gold Corp.	1080734	20	9/5/2012	9/1/2026

Claim Name	BLM Listed Owner	NMC Number	Area (Acres)	Date Located	Renewal date
Longstreet 242	Star Gold Corp.	1080735	20	9/5/2012	9/1/2026
Longstreet 243	Star Gold Corp.	1080736	20	9/5/2012	9/1/2026
Longstreet 244	Star Gold Corp.	1080737	20	9/5/2012	9/1/2026
Longstreet 245	Star Gold Corp.	1080738	20	9/5/2012	9/1/2026
Longstreet 246	Star Gold Corp.	1080739	20	9/5/2012	9/1/2026
Longstreet 247	Star Gold Corp.	1080740	20	9/5/2012	9/1/2026
Longstreet 248	Star Gold Corp.	1080741	20	9/5/2012	9/1/2026
Longstreet 301	Star Gold Corp.	1116062	20	10/21/2015	9/1/2026
Longstreet 302	Star Gold Corp.	1116063	20	10/21/2015	9/1/2026
Longstreet 303	Star Gold Corp.	1116064	20	10/21/2015	9/1/2026
Longstreet 304	Star Gold Corp.	1116065	20	10/22/2015	9/1/2026
Longstreet 305	Star Gold Corp.	1116066	20	10/23/2015	9/1/2026
Longstreet 306	Star Gold Corp.	1116067	20	10/23/2015	9/1/2026
Longstreet 307	Star Gold Corp.	1116068	20	10/24/2015	9/1/2026
Longstreet 308	Star Gold Corp.	1116069	20	10/25/2015	9/1/2026
Longstreet 309	Star Gold Corp.	1116070	20	10/26/2015	9/1/2026
Longstreet 310	Star Gold Corp.	1116071	20	10/26/2015	9/1/2026
Longstreet 311	Star Gold Corp.	1116072	20	10/26/2015	9/1/2026
Longstreet 312	Star Gold Corp.	1116073	20	10/27/2015	9/1/2026
Longstreet 313	Star Gold Corp.	1116074	20	10/20/2015	9/1/2026
Longstreet 314	Star Gold Corp.	1116075	20	10/20/2015	9/1/2026
Longstreet 315	Star Gold Corp.	1116076	20	10/20/2015	9/1/2026
Longstreet 316	Star Gold Corp.	1116077	20	10/20/2015	9/1/2026
Longstreet 317	Star Gold Corp.	1116078	20	10/20/2015	9/1/2026
			2,840

Star Gold must make annual claim filing fees ($200.00 per claim in 2024) with the Bureau of Land Management (BLM), and Nevada/Nye County claim filing fees of $12.00 per claim plus $12.00 for filing with the Nye County office at Tonopah, NV. The fiscal year ended April 30, 2026 annual claim payments totalled $30,866.

Pursuant to the Longstreet Property Option Agreement with Great Basin Resources, Inc. (“Great Basin”), as amended, which was originally entered into by the Company on or about January 15, 2010 (the “Longstreet Agreement”), the Company leased, with an option to acquire, unpatented mining claims located in the State of Nevada known as the Longstreet Property. Through August 12, 2019, the Company was required to make minimal lease payments in the form of cash and options to purchase shares of the Company’s common stock.

On September 1, 2019, the Company executed a consulting agreement with Great Basin for a term of 18 months (the “Consulting Agreement”). Under the Consulting Agreement, the Company agreed to pay Great Basin $7,500 per month for the term of the Consulting Agreement.

On August 24, 2020, the Company executed an amendment to the Consulting Agreement which accelerated the payments to Great Basin to include a $22,500 lump sum payment and three subsequent monthly payments of $7,500 in consideration of the execution and recording of a quit claim deed on the Longstreet claims for benefit of the Company.

The August 24, 2020 Amendment also grants the Company the option, to be exercised no later than six (6) months following the first receipt of proceeds from the sale of ore from the Longstreet Property, to purchase one-half of Great Basin’s 3.0% Net Smelter Royalty on the Longstreet Project for a payment of $1,750,000.

In addition, the Company is obligated, pursuant to the Longstreet Agreement, as amended, to pay an annual advance royalty payment of $12,000 related to the Clifford claims.

The first vein mapping program ever done at Longstreet was completed in October 2002. This work disclosed that gold-bearing veins at Main, as well as 6 other targets in the project area are steeply dipping. Most of the previous drilling was vertical. This indicates high potential to increase continuity, tonnage and grade of the resource. Surface geochemical sampling of veins from all the currently defined targets found gold values up to 18.1 g/t. The property contains strong potential for both open pit heap-leachable and high-grade millable ore. Comparison to this and other historic or producing mines is strictly informational relative to location and similar geologic characteristics.

History: The Longstreet Property was discovered in the early 1900’s but had limited development work until 1929. A 1929 report and maps show development of the “Golden Lion Mine” on two levels spaced 75 meters apart vertically. The report indicates development of 300,000 tons of “vein material” averaging 0.20 oz/ton (6.8 g/t) gold and 8 oz/ton (274 g/t) silver. A mill was constructed, the remnants of which are still on the property. However, the small stopes underground indicate very little mining was done and the operation was abandoned.

The property lay idle until 1980 when Keradamex Inc. and E & B Exploration formed a joint venture to explore the property. The venture conducted soil and rock chip geochemical surveys, limited underground sampling and drilled seven angle core holes (one was abandoned) into the Main mine workings area. This drilling revealed the presence of fracture related gold mineralization up to 36 meters thick extending into the hanging wall of the vein structure. In 1982 Minerva Exploration optioned the property and initiated an underground sampling program. In 1983 a joint venture was formed with Geomex Canada Resources Ltd. and Derry, Michener, and Booth were commissioned to assess the property and conducted underground sampling, bulk sampling and metallurgical testing.

Historic Drilling Summary Date	Company	Number of Holes	Total Footage
1980	Keradamex	7	NA
1982-1983	Minerva	-	UG Sampling, no drilling
1984-1997	Naneco	Approx. 500	NA, RC and air track
1987	Cyprus	7	3,000
2002-2005	R.E.M.	30	11,000

In 1982 Minerva Exploration optioned the property and initiated an underground sampling program. In 1983 a joint venture was formed with Geomex Canada Resources Ltd. Derry, Michener, and Booth were commissioned to assess the property and conducted underground sampling, bulk sampling and metallurgical testing.

In early 1984 Naneco Resources Ltd., an Alberta company, acquired all of the assets of Minerva and an additional 10 percent interest in the property from Geomex. As operator, Naneco immediately initiated drilling. In 1985, with over 200 RC holes drilled the venture announced encouraging results with anomalous grades of gold and silver throughout its drilling samples.

During the next few years Naneco increased its interest from 53 percent to 100 percent, conducted additional metallurgy, economic evaluation and drilling. At least 492 RC holes were drilled, most within the Main resource area. Unable to raise money because of falling gold prices and strapped with high land payments to the claim owners, Naneco relinquished the property in 1998. MinQuest acquired it shortly thereafter. The Cyprus target, which was evaluated by Cyprus Minerals Company in 1987 was acquired by MinQuest in early 2002.

The property was optioned to Rare Earth Metals Corp. (REM) in May of 2002. REM later changed its name to Harvest Gold. Mapping and geochemical sampling of the 7 targets shown on the attached map was completed in October 2002. From 2003 through 2005 REM drilled 30 holes into Main totaling 3,350 meters. The drill holes were angled toward the intersection of the two primary sheeted vein sets. Results showed a 20% improvement in average grade over vertical drilling.

Following the split of REM into Harvest Gold and VMS Ventures, Inc. Harvest performed no further work at Longstreet after late 2005. The property was finally returned to MinQuest in August 2009. By agreement with Minquest, on January 15, 2010 Star Gold Corp. received an option to acquire the portions of the property covered by the option.

Star Gold began drilling in the fall of 2011. A 16-hole program at Main showed new intercepts at depth in the central portion of the deposit. Intercept thicknesses of +0.01 oz./ton gold equivalent values are 65 to 120 feet. Of the 16 holes drilled 8 have +100 feet thicknesses of +0.01 oz./ton gold equivalent and 4 have +200 feet thicknesses of +0.01 oz./ton gold equivalent. Drill hole LS-1101 has 305 feet of +0.01 oz./ton gold equivalent. Gold equivalent values were derived from the following formula: AuEq oz./ton = Au oz./ton + (Ag oz./ton)/60. Drilling results are shown in the table below.

Drill samples were sent through a rotating, wet sample splitter attached to the drill to reduce the sample volume and maintain a representative sample. Drill helpers, under the supervision of the project geologist, collected and bagged an ‘A’ and ‘B’ sample on 5-foot intervals. Procedurally, an ‘A’ sample is collected and held by the project geologist for security purposes until it can be delivered to an assay facility. The ‘B’ sample then remains on site as a duplicate or backup sample if needed at a later date. A blank and two known ’standard’ pulps are then submitted randomly spaced with each drill hole. Once assays are available, they are examined for unexpected high or low values. If unexpected high or low values are encountered, the ‘B’ splits may be collected and submitted, or the lab may be requested to re-assay the pulp or reject in question. The ‘check’ samples and ’standard’ are examined to insure they agree with the original or know within accepted limits, usually +/- 10%.

ALS Chemex of Reno, Nevada did all sample preparation, including crushing, grinding and preparation of the assay pulps. The samples were never left unattended or unsecured by project geologist, drilling or laboratory staff nor are they handled by officers, directors or associates of Star Gold.

Sample preparation involves crushing the entire sample to -10 mesh, splitting, then pulverizing 1,000 grams to 75% passing 75-micron mesh. These pulps are then transferred within the ALS Chemex facility for assay. Both gold and silver assays are done by fire assay with an AA finish. The standard Star Gold-Longstreet submittal to ALS Chemex requests a 30-gram charge for gold fire assay. Assays which exceed 10 g/ton are automatically subjected to a gravimetric finish. Select sample intervals, usually those near intervals assaying significant gold, are chosen by the project geologist for re-assay also.

The Longstreet Project is affiliated with a paleo-hot springs system in a caldera associated volcanic setting. Star Gold hopes to develop an open pit, bulk minable, heap leachable gold/silver mine at Longstreet.

No party reading this report should conclude the Longstreet property has economic mineralization due to Longstreet’s proximity to any historic or producing mines and any information regarding any such historic or producing mines is strictly informational relative to location and similar geologic characteristics.

Regional Geology and Mineralization: The Longstreet Property is located in the Nevada portion of the Basin and Range Province. This geological province is characterized by repeated episodes of compressional deformation in Paleozoic and Mesozoic time followed by extensional deformation and extensive magmatism and volcanism in Cenozoic time. Gold deposits are most often described as being associated with ‘mineralization trends’ that reflect deep crustal structures and magmatism, such as the ‘Walker Lane’ and the ‘Carlin Trend’. The Longstreet Project is in the Monitor Range, adjacent to the northwest trending Walker Lane volcanic-hosted gold trend that includes such world-class deposits as the Comstock and Goldfields mining camps.

2013 Drill Results Longstreet (≥ 5 feet @ ≥ 0.01 oz./ton gold equivalent) 08/26/13

Hole No.	From (feet)	To (feet)	Interval (feet)	TRUE Width	Gold (oz./ton)	Silver (oz./ton)	TRUE Width (m)	Gold (g/t)	Silver (g/t)	Au Equiv. (oz./ton)
LS-1301	45 150 190	50 160 215	5 10 25	5 10 25	0.008 0.016 0.009	0.274 0.058 0.141	1.5 3.0 7.6	0.263 0.535 0.300	9.4 2.0 4.8	0.012 0.017 0.011
LS-1302	0 70 205	40 165 270	40 95 65	36 85.5 58.5	0.015 0.009 0.012	0.894 0.482 0.444	11.0 26.1 17.8	0.516 0.307 0.396	30.6 16.5 15.2	0.030 0.017 0.019
LS-1303	85	110	25	25	0.003	0.935	7.6	0.098	32.0	0.018
	145	150	5	5	0.009	0.105	1.5	0.292	3.6	0.010
	165	170	5	5	0.007	0.201	1.5	0.238	6.9	0.010
	185	230	45	45	0.006	0.374	13.7	0.191	12.8	0.012
	255	300	45	45	0.004	0.326	13.7	0.148	11.2	0.010
LS-1304	35 60 130	50 85 155	15 25 25	15 25 25	0.004 0.008 0.065	0.388 0.384 0.467	4.6 7.6 7.6	0.130 0.258 2.218	13.3 13.1 16.0	0.010 0.014 0.073
LS-1305	15 45 210	30 145 220	15 100 10	15 100 10	0.007 0.009 0.006	0.184 0.306 0.291	4.6 30.5 3.0	0.226 0.305 0.220	6.3 10.5 10.0	0.010 0.014 0.011
LS-1306	45 205	50 295	5 90	5 90	0.004 0.003	0.523 0.521	1.5 27.4	0.120 0.095	17.9 17.9	0.012 0.011
LS-1307	120	145	25	25	0.007	0.783	7.6	0.236	26.8	0.020
LS-1308	85 180 280	90 190 340	5 10 60	5 10 60	0.009 0.003 0.003	0.146 0.444 0.833	1.5 3.0 18.3	0.314 0.101 0.104	5.0 15.2 28.5	0.012 0.010 0.017
LS-1309	0 40 330	10 265 340	10 225 10	10 225 10	0.015 0.022 0.005	0.304 0.678 0.492	3.0 68.6 3.0	0.509 0.750 0.169	10.4 23.2 16.9	0.020 0.033 0.013
LS-1310	0	20	20	20	0.010	0.349	6.1	0.342	12.0	0.016
LS-1311	0 50 350	30 115 360	30 65 10	30 65 10	0.004 0.010 0.002	0.471 0.798 0.581	9.1 19.8 3.0	0.140 0.351 0.070	16.1 27.3 19.9	0.012 0.024 0.012
LS-1312	45 120 150 290	60 125 255 380	15 5 105 90	15 5 105 90	0.010 0.005 0.012 0.006	0.091 0.321 1.056 0.494	4.6 1.5 32.0 27.4	0.343 0.172 0.423 0.191	3.1 11.0 36.2 16.9	0.012 0.010 0.030 0.014
LS-1313	0	15	15	15	0.009	0.288	4.6	0.308	9.9	0.014
	50	105	55	55	0.019	0.735	16.8	0.641	25.2	0.031
	120	130	10	10	0.004	0.720	3.0	0.138	24.7	0.016
	160	200	40	40	0.038	0.810	12.2	1.300	27.7	0.051
	245	250	5	5	0.013	0.277	1.5	0.439	9.5	0.017
LS-1314	0 245 355	65 340 380	65 95 25	65 95 25	0.017 0.004 0.003	0.787 1.424 0.423	19.8 29.0 7.6	0.572 0.134 0.102	27.0 48.8 14.5	0.030 0.028 0.010
LS-1315	0	15	15	15	0.005	0.318	4.6	0.176	10.9	0.010
	50	55	5	5	0.012	0.520	1.5	0.406	17.8	0.021
	95	100	5	5	0.003	0.742	1.5	0.093	25.4	0.015
	145	150	5	5	0.002	1.323	1.5	0.056	45.3	0.024
	205	210	5	5	0.003	0.689	1.5	0.092	23.6	0.014
LS-1316	0 175 220 240	30 185 225 280	30 10 5 40	30 10 5 40	0.014 0.010 0.012 0.019	0.215 0.254 0.239 0.596	9.1 3.0 1.5 12.2	0.482 0.334 0.408 0.651	7.4 8.7 8.2 20.4	0.018 0.014 0.016 0.029
LS-1317	50 95	55 100	5 5	5 5	0.004 0.003	0.493 0.432	1.5 1.5	0.153 0.096	16.9 14.8	0.013 0.010
LS-1318	0 25	15 75	15 50	15 50	0.009 0.005	0.450 0.281	4.6 15.2	0.323 0.186	15.4 9.6	0.017 0.010
LS-1319	0	20	20	20	0.015	0.190	6.1	0.503	6.5	0.018
	175	205	30	30	0.032	10.340	9.1	1.087	354.1	0.204
including	180	185	5	5	0.166	54.312	1.5	5.690	1,860.0	1.071
LS-1320				Hole abandoned at 100 feet. No +0.01 Au Equiv. results

Note: Au Equiv. calculation uses Au/Ag ratio of 60/1

The Monitor Range is a westward-tilted fault block that has been elevated by normal faults along its eastern front and is typical of the uplifted mountains of the Basin and Range Province. The ranges are topographic highs rising above alluvium-filled valleys generated by Tertiary extensional tectonics. Central Nevada was an area of intense Oligocene – Miocene ash-flow volcanism that created numerous calderas and their outflow products. At least 13 calderas that range in age between 32 and 22 Ma have been mapped or interpreted in the area extending from the Shoshone Mountains eastward to the Monitor Range. The southern Monitor Range consists Mainly of Tertiary age volcanic and hypabyssal rocks related to the eruption of the Big Ten Peak volcano and a nearby unnamed 29 Ma caldera (Kleinhampl and Ziony, 1985) intruding and overlying Paleozoic sedimentary and metamorphic rocks.

The Paleozoic rocks are thrust-faulted marine sedimentary rocks comprised of quartzite, argillite and limestone of Cambrian, Ordovician and Silurian age. Minor amounts of Permian marine sediments are also present in the Georges Canyon area.

In the southern Monitor Range Tertiary age volcanic rocks comprise more than 90% of the exposed bedrock. These rocks are more than 1 km thick and are predominantly flat lying. Early Oligocene to early Miocene rhyolitic to dacitic ash-flow tuffs, with rhyolitic welded tuff are the thickest and most extensive units. Most of the Tertiary intrusions in the region are rhyolitic, but several small dacitic to andesitic dikes are present in the Georges Canyon area.

Mineral deposits in this part of the Basin and Range Province are varied and widespread and some of them have had substantial metal production.

The oxidized ore is described as a closely spaced set of steeply dipping veins and veinlets following northwest-trending faults and associated joints over broad areas. Significant gold mineralization is not found in northeast-trending faults and fractures. The vein/veinlet system contains quartz, adularia, limonite (oxidized from pyrite), manganese oxide and associated native free gold. Flat veins are similar to the steep veins in character and mineral content, but with more brecciation of the wall rocks. Gold contents also appear to be higher in the flat veins. The adularia in the ore related veins is dated at 25.9 to 26.6 Ma. (Henry, Castor and Elson, 1996).

No party reading this report should conclude the Longstreet Property has economic mineralization due to Longstreet’s proximity to any historic or producing mines and any information regarding any such historic or producing mines is strictly informational relative to location and similar geologic characteristics.

Hydrothermal alteration associated with the bulk mineable ore is evidenced by silicification and the replacement of magmatic feldspar by hydrothermal feldspar engendered by a potassium-rich hydrothermal fluid (Sander, 1988).

Metallurgy: 2013 Metallurgical Test Program

The 2013 metallurgical test work program was conducted by McLelland Laboratories under the direction of a QP metallurgical engineer contracted by Star Gold. The program included bottle roll tests, column tests and comminution tests and mineralogical examination.

Section Sample Assays

A total of 65 underground adit samples weighing 816 pounds (370kg) and three surface samples weighing 904 pounds (410kg) were collected for metallurgical testing. Each of these samples were crushed to 100% -2 inches (50mm) and assayed for gold and silver in duplicate. Samples were combined to generate surface and underground composites, as well as a blended master composite. Triplicate direct assays were conducted on each composite. Standard deviations between triplicate head assays were high, particularly for the surface master composite. The agreement between the triplicate splits was not good, however the average of the triplicate assays is close to what was expected, based on the section assays. It was noted that the quality control samples all checked out as well, which indicates that the assays are good and the gold occurrence in the potentially economic mineralization is just a little “spotty”.

1 Gold Head Assays and Head Grade Comparisons

Longstreet Composites

		SMC, g/mt				UMC, g/mt				BMC, g/mt
Determination	Au		Ag		Au		Ag		Au		Ag
Direct Assay, Init.		0.21		17		0.7		67		0.57		40
Direct Assay, Dup.		0.67		34		0.82		63		0.66		41
Direct Assay, Trip.		0.37		21		1.09		53		0.77		50
Average		0.42		24		0.87		61		0.67		44
Std. Deviation		0.23		9		0.2		7		0.1		6

A total of twenty pieces of rock from both underground and surface were selected for comminution testing. The remainder of the samples were separately stage crushed to 100% -2-inches (-50mm). Each of the underground and surface samples were then blended to form a master composite representing both the underground and surface samples. The blended sample was then split to generate a third master composite. Samples were collected for bottle roll tests. All composites were then further crushed to 80% -3/4 inch (19mm), blended, then split into 75kg lots for column testing.

Bottle Roll Testing

A bottle roll test was conducted on each of the three composites at an 80% -10 Mesh (1.7mm) feed size to determine lime requirements for column leach testing. Gold and silver recoveries were similar for all three composites. Gold recoveries ranged from 80.6% to 81.9% and silver recoveries ranged from 17.5% to 20.0%.

Additional bottle roll tests, at a cyanide concentration of 1.0g NaCN/L were conducted on the blended master composite at feed sizes of 100% -2 inches (50mm), 80%

-3/4 inches (19mm) and 80% -1/4 inch (6.3mm) to determine sensitivity to feed size. The blended master composite showed a moderate sensitivity to feed size with respect to gold and silver recovery. Recovery was 18.4% higher for gold, and 13.9% higher for silver, at a feed size of 80% -1/16 inches (1.7mm) than at a feed size of 100% -2 inches (50mm).

Silver recovery, for each bottle roll test conducted, was low. In order to investigate the cause of the low silver recovery, three additional bottle roll tests were conducted on the blended master composite to determine response to increased cyanide concentration (5.0g NaCN/L) at typical heap leach (80% -3/4 inches, 80% -1/4 inches) and milled (80% -200 Mesh (75µm)) feed sizes.

Results showed that increasing the cyanide concentration did not significantly increase silver recovery at heap leach feed sizes, however, silver recovery increased substantially when feed was finely ground. Silver recovery was 60.6% from the bottle roll test conducted on 80% -200 mesh material. Gold recovery was also moderately higher when fine grinding was employed. Mineralogical analysis of head and tail samples of the blended master composite confirm that the primary reason for low silver recovery is due to the very fine-grained nature of the silver sulfide, which when exposed, is readily leachable. The silver leach rate at 200 mesh was extremely fast. Silver recovery was complete within the first two hours, which suggests that the silver mineralization is very fast leaching once liberated. In contrast, silver-bearing jarosites tend to be refractory and are usually unaffected by leaching regardless of the grind size.

Summary results from bottle roll testing are as follows:

2 Bottle Roll Test Results, 2013

Table 1. - Summary Metallurgical Results, Bottle Roll Tests, Longstreet Mine Composites
		NaCN	Au	gAu/mt ore				Ag	gAg/mt ore				Reagent Requirements

	Feed	Conc.	Recovery,			Calculated	Head	Recovery,			Calculated	Head	kg/mt ore
Composite	Size	g/L	%	Extracted	Tail	Head	Assay	%	Extracted	Tail	Head	Assay	NaCN Cons.	Lime Added

SMC	80%-1.7mm	1	80.6	0.25	0.06	0.31	0.42	20	5	20	25	24	0.08	2.1
UMC	80%-1.7mm	1	81.9	0.68	0.15	0.83	0.87	18.9	10	43	53	61	0.13	3.4

BMC	100%-50mm	1	62.9	0.44	0.26	0.7	0.67	3.6	2	54	56	44	0.07	1.3
BMC	80%-19mm	1	67.1	0.51	0.25	0.76	0.67	12.8	5	34	39	44	0.07	2.1
BMC	80%-6.3mm	1	77.9	0.53	0.15	0.68	0.67	13.6	6	38	44	44	<0.07	3.0
BMC	80%-1.7mm	1	81.3	0.52	0.12	0.64	0.67	17.5	7	33	40	44	0.13	2.5

BMC	80%-19mm	5	76.4	0.55	0.17	0.72	0.67	14.6	6	35	41	44	0.48	1.0
BMC	80%-6.3mm	5	77.6	0.45	0.13	0.58	0.67	14	6	37	43	44	0.67	1.0
BMC	80%-75µm	5	88.7	0.47	0.06	0.53	0.67	60.6	20	13	33	44	0.91	1.3

Both gold and silver recoveries are slightly improved with increased crush size, the increase in recovery is more pronounced in the silver as compared to gold when a fine grind is applied. It is important to keep in mind that in order to reduce the particle size to 80% passing 75 microns a conventional comminution circuit employing crushing and grinding would be required.

Column Leach Testing

Column leach test were conducted on each of the master composites, utilizing a feed size of 80% -3/4 inch (19 mm) in order to determine gold and silver recoveries, recovery rates and reagent requirements under simulated heap leach conditions. Lime additions were based on bottle roll tests. Test columns were sized at 15 cm diameter by 3 meters high using PVC piping with material stacked in the leaching columns in a manner in which to minimize particle segregation and compaction. Leaching was conducted by applying a cyanide solution of 1.0g NACN/L over the charge at a feed rate of 12 Lph/m2 of column cross sectional area. After leaching, freshwater rinsing was conducted to remove residual cyanide and to recover dissolved gold and silver values.

Detail column leach tests data, including screen analysis of the feed and tails and drain down rates can be found in the Appendix, identified as McLelland Report No. 3829 titled Heap Leach Cyanidation Testing Longstreet Project, dated April 6, 2014.

All three composites were leached for 190 days. Gold and silver extractions for the surface master composite (SMC) reached 88.9 % and 20.0%, respectively. Gold and silver extraction for the underground master composites (UMC) was 84.6 % for gold and 15.4 % for silver. The master blend composite (MBC) achieved gold and silver recoveries of 86.3% and 16.7% respectively.

3	Summary Metallurgical Test Results

Summary Metallurgical Results, Column Percolation Leach Tests, Longstreet Mine Composites,

80%-19mm Feed Size

								NaCN
Sample	Test	Leach/rinse	mt/mt ore	g Au/mt ore	Average	g Ag/mt ore	Average	consumed	Lime added
I.D.	No.	Time, days		Extracted	Head	Extracted	Head	kg/mt ore	kg/mt ore
SMC	P-1	153	4.8	0.32	0.38	5	24	1.45	1.7
UMC	P-2	158	5.3	0.59	0.85	7	60	1.90	2.7
BMC	P-3	158	5.2	0.63	0.68	8	45	1.78	2.0

Recovery results by size fraction for all three master composites indicates that finer crushing would not substantially improve gold recovery. Gold recovery was similar throughout the various size fractions with only a slightly elevated recovery in the finest size fraction (-75 microns). Silver recovery on the other hand would benefit from a finer particle size and would require fine grinding in order to maximize recovery.

Overall metallurgical results indicate that the Longstreet master composites are readily amenable to simulated heap leach treatment at 80% -19 mm feed size. Gold recoveries for all three composites were similar and ranged from 84.6 % to 88.9 % in 190 days of leaching and rinsing. Silver recoveries were similar for all three samples, with recoveries ranging from 15.4 % to 20.0%.

It is important to note that although the column tests were conducted over a period of 190 days, gold extraction was essentially completed in the first 30 days of leaching. Silver leach rates, on the other hand, were very slow and it is not expected that they would improve beyond the 190-day cycle.

Cyanide consumption rates were high and ranged from 1.56 to 1.93 kg NaCN/t of ore. This was due in part to the long leach times. Cyanide consumption rates in a commercial operation are typically much lower.

Figures 8.4, 8.5 and 8.6 diagrammatically illustrate the leach rates and results for gold and silver.

Figure 8.4 Surface Master composite leach kinetics

Figure 8.5 Underground master composite leach kinetics

Figure 8.6 Master blend composite leach kinetics

Property Geology: Geologic mapping by MinQuest since 2002 indicates that the majority of the Longstreet Project is underlain by moderately to poorly welded rhyolite ash-flow tuff (“Tat”) containing conspicuous exotic lithic fragments and pumice. The ash-flow tuff unit is buff to gray, and contains <10% quartz phenocrysts, 15% feldspar phenocrysts, 5-15% pumice and 5-20% other exotic fragments in an aphanitic groundmass (Liedtke, 1984). Hydrothermal alteration is prevalent and consists of argillic (bleaching and clay mineral development), silicic (pervasive silica flooding, or extremely high veinlet density) and potassic (adularia in quartz veinlets). Limonite and geothite development are considered to be weathering phenomena.

The Tat tuff unit displays horizontal bedding and may be in the order of 3,000 feet thick. The ash-flow tuff is intruded by rhyolite porphyry dykes (“Trp”) exhibiting various orientations and may represent feeder conduits to now-eroded rhyolitic lithologies higher in the stratigraphy.

A thin discontinuous unit of volcaniclastic and siliceous sediments (“Ts”), including sinter is deposited upon the ash-flow tuff unit. The unit is white, yellowish and light gray, bedded in part and probably represents a hiatus in volcanism. Siliceous alteration resulting in the development of sheeted quartz vein systems affects the Tat, Ts and Trp rock units.

Overlying the Tat tuff and the Ts sediments is a black to brown strongly welded ash-flow tuff (‘Trt’) that forms bluffs and caps ridges. This unit has a distinctive thin (about 10 feet) vitrophyre zone near its base. This unit is estimated to be 300 to 450 feet thick and possibly a correlative of the Saulsbury Wash Formation (21.6 +/- 0.6 Ma).

The tectonic fabric on the Longstreet Project includes two Main directions of faulting/fracturing that have an influence on the mineralization. An east-trending steeply north-dipping system of fractures and faults has been noted at five of the seven gold / silver zones on the Property (see Figure 6). Quartz –adularia – limonite veins / veinlets and ‘rusty fractures’ following this trend contain gold mineralization. The other important gold / silver-bearing fault/fracture direction is 300-330° with steep north dips and is characterized by sheeted quartz veins / veinlets and ‘rusty fractures’. The vein / veinlets also contain adularia and iron oxide minerals derived from the oxidation of sulfide minerals. This mineralized trend occurs at all seven of the gold / silver zones known on the Longstreet Project. Major displacement is not a feature of these structures.

The Longstreet project is an example of gold / silver mineralization related to east-trending structures. An east-tending fault dipping 40-55° is associated with the highest-grade gold / silver mineralization known to date. The bulk of the gold / silver mineralization in the Longstreet Mine is contained in steeply dipping multiple vein sets in the hanging wall of the fault.

Liedtke (1984) indicates that similar fault directions are known 4,600 feet south and 2,800 feet north of the Longstreet Project, which may host similar high-grade gold / silver mineralization.

Targets: A short description of the 7 currently identified drilling targets at Longstreet follows:

Main- The target consists of intersecting high-angle NW and E-W sheeted vein systems. Completion of an angle drilling program to the southwest perpendicular to the intersection of the two vein sets will continue to produce improved continuity and higher tonnage and grade. Un-drilled extensions of this mineralization are indicated to the southeast and west.

NE Main: Approximately 450m N-NE of the Main resource there is a poorly exposed, un-drilled target that looks identical to Main. Sampling of surface veins at NE Main reveal anomalous gold values.

Opal Ridge: This is an erosional remnant of a sinter apron that once covered a much larger area. Extensions of the Main resource are down-dropped approximately 60m with an apparent displacement to the north of less than 10m. E-W and NW high level opal-rich veins are exposed in the lower portion of the apron with anomalous gold values. Although there may be a higher stripping ratio here, more of the deposit may be preserved.

North: This is a sheeted vein system with identical vein attitudes to Main. The western end of the target has the strongest exposed mineralization.

Cyprus Ridge Zone: Quartz veins up to 5 m thick occur in this 1.1 km long northwest trending sheeted vein system. Cyprus Minerals Company completed a 920 m drill program in 1987. All of the Cyprus holes were vertical or high angle and none tested the large primary vein set. No high-grade gold was intersected in their drilling. MinQuest mapped the intricate vein system in 2002 and collected 41 surface samples that contained anomalous to highly anomalous (several times background to hundreds of times background) veins. Due to the abundance of low temperature silica, MinQuest concluded that the gold values are leakage anomalies from a deeper boiling zone. The boiling zone is a high priority drill target.

Red Knob Zone: Mineralization outcrops as northwest trending sheeted quartz-adularia veins over an area 150m wide by 300m long. Surface sampling found anomalous gold values. In addition, a boulder field on the north side of the target contains quartz-adularia veins up to 1m in thickness in an area of no outcrop. Drill intercepts from two holes testing a small portion of the target revealed anomalous gold values.

Spire: This is an E-W vertical to steeply north dipping sheeted vein system. Intersecting NW trending veins are present but are much less abundant than at Main. Surface sampling at Spire had detected anomalous gold values.

The Company has not engaged in any exploration activities since 2015. Our activities since that time have been primarily related to wildlife studies, economic feasibility studies, archaeological studies and other related activities intended to moving toward developing a Plan of Operations and obtaining a permit to construct a mine. Star Gold’s geologists believe sampling and drilling results to date warrant optimism of one or more economic, near surface, bulk-mineable, heap leach-recoverable gold-silver deposits at the Longstreet Project targets described above. In addition, sampling at surface near the Cyprus target suggests the presence of higher-grade veins, which may be suitable to underground mining methods. Situated on a high ridge-top, it could be easily mined from a canyon elevation adit.

MinQuest personnel have done all data verification regarding the Company’s sampling and drilling results, including comparing the list of samples sent to the laboratory and sampling results from the laboratory. In particular, the MinQuest quality assurance and quality control (QA/QC) program includes:

●	Insertion of a blank and two standards (pulp) of known gold and silver concentration at the at the frequency of approximately one in every 20 samples
●	Insertion of a B sample, if unexpected high or low values are encountered, at the frequency of 1 in every 30 samples, and sent to the laboratory together with the A samples.
●	Duplicate assays, i.e., re-assay of values higher than 1 g/t Au.
●	Analysis of assay results of the standards.

A-Z Mining has also verified the data presented.

Environmental, plan of operation and reclamation: To the Company’s knowledge, there is no known surface disturbance or groundwater contamination from previous mining activities. Remediation activities are performed immediately after completion of exploratory drilling. With respect to historical mining activities, there is no indication of reclamation at this time and, therefore, the Company has no plans to remediate. The Longstreet Property is within Forest Service lands and Star Gold has applied for and received a Plan of Operation from the Forest Service allowing exploration drilling. A surface disturbance bond of $89,400 has been paid and is held by the Forest Service until reclamation is completed. There are no other significant environmental requirements.

For the fiscal year ending April 30, 2026, the Company plans to commence the following activities as it prepares to draft its Environmental Impact Statement (“EIS”) on the Longstreet Project:

●	Hydrology Drilling – 2 to 4 holes expected to be sufficient;

●	Geochemical analysis – design of program for submission to State of Nevada involves some core drilling; and

●	Plan of Operations Development (Mine Plan, Civil Engineering Design).

Assuming the results of the above-referenced activities are favorable, the Company intends to proceed to the preparation of an EIS and plan of operation for the Longstreet project (the “Longstreet Plan”). The eventual objective of the EIS and Longstreet Plan is the issuance, by each respective governing agency, of the necessary mine permits to authorize the construction of, and ongoing operations at, an open pit/heap leach mine at the Longstreet Property.

Approval of the Longstreet Plan is subject to governmental agency review and may require additional remediation activities.

Management believes it can source additional capital in the investment markets in the coming months and years. The Company may also consider other sources of funding, including potential mergers, sale of property, joint ventures and/or farm-out a portion of its exploration properties.

Future liquidity and capital requirements depend on many factors including timing, cost and progress of the Company’s exploration efforts. The Company will consider additional public offerings, private placement, mergers or debt instruments.

The Company believes it has secured the financing required to complete the necessary steps to apply for a final permit. Additional financing will be required in the future to continue from permitting into production. Although the Company believes it will be able to source additional financing there are no guarantees any needed financing will be available at the time needed or on acceptable terms, if at all. If the Company is unable to raise additional financing when necessary, it may have to delay exploration efforts or property acquisitions or be forced to cease operations. Collaborative arrangements may require the Company to relinquish rights to certain of its mining claims.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Executive Officers and Non-Executive Directors

Set forth below are the names, ages, and positions of each of our executive officers and non-executive directors, as of the date of this Offering Circular, and a description of the business experience of each of them.

Name	Age	Position	Term in Office	Approximate hours per week
Lindsay Gorrill(1)	63	Chief Executive Officer and Director	07/2007 - Present	40
Gerry Pascale	57	Chief Financial Officer and Corp. Secretary	02/2026 - Present	20
David Segelov	58	Director	12/2011 - Present	10
Thomas Power	62	Director	03/2015 - Present	5

Set forth below is a brief description of the background and business experience of the Company’s officers and directors:

Lindsay E. Gorrill – Chief Executive Officer and Director

Lindsay Gorrill is a globally recognized mining executive with over 30 years of experience leading companies and projects from discovery to full-scale production. He has successfully developed three mines across three countries—India, Canada, and the United States—demonstrating expertise in both greenfield development and operational execution. Beyond mine development, Lindsay has built multiple companies from startups to fully operational enterprises, bringing rare experience in scaling organizations, building operational teams, and creating long-term value for stakeholders. His strategic insight spans mine design, capital allocation, and corporate development, making him a cornerstone of Star Gold's growth and execution strategy.

Mr. Gorrill is a Chartered Accountant with Finance and Marketing degrees. Mr. Gorrill earned his Chartered Accountant designation in 1989 and has a University Degree in Finance and Marketing. He has 30+ years of experience in acquisitions, developing and building companies, financial markets, and global exposure. Mr. Gorrill has been a member of the Company’s Board of Directors since July 2007. He currently serves as the Chief Executive Officer, and has previously served as the President, Chairman of the Board, and Chief Financial Officer and Corporate Secretary/Treasurer of the Company. Mr. Gorrill has also served as a member of the Board of Directors of Latera Ventures Corp, a company quoted via the OTC Markets. Additionally, he has served as the President, Chief Operating Officer, and member of the Board of Directors of Berkley Renewables Inc., a company listed on the TSX Venture Exchange.

Gerry Pascale – Chief Financial Officer and Corporate Secretary

Mr. Pascale has in excess of 20 years of senior financial leadership experience, including public company financial reporting, capital markets, SEC compliance, and governance. Mr. Pascale is currently a CFO Partner at SeatonHill Partners, LP, where he has served since November 2025. Prior to joining SeatonHill, he was the Founder and Managing Member of SC Financial Group, LLC, advising U.S. and international clients on CFO leadership, valuation, financial modeling, capital formation, and the financial and regulatory responsibilities of public companies. Previously, Mr. Pascale served as Chief Financial Officer of Netfin Acquisition Corp., a NASDAQ-listed special purpose acquisition company, where he oversaw accounting, finance, and treasury functions, including all SEC financial reporting. Mr. Pascale has also served as CFO and Audit Committee Chairman of NASDAQ-listed companies, supported listings on U.S. and international exchanges, and helped companies raise capital while establishing the financial systems and controls required of growth-stage and newly public companies.

David Segelov – Director

Mr. David Segelov is a Chartered Financial Analyst (CFA) and has a Masters of Business Administration from Columbia University in New York and also holds a law degree from Sydney University. He is the sole partner of Reverse Swing Capital (“Reverse Swing”) which is a financial consulting firm. Reverse Swing provides financial analysis of investments and ideas for hedge funds in New York with a primary focus on resource companies (with an expertise in gold investments) in the USA, Australia and Canada. Prior to Reverse Swing Capital, he was analyst at various hedge funds including Para Partners in New York for five years. He holds no executive or management positions with any other public company. He is currently the CFO of Cobble Hill Health Centre located in Brooklyn, NY. From August 2015 till December 2017, Mr. Segelov held the position of CFO of Driver Digital Holdings, Inc., a privately held children’s media company based in New York City. Mr. Segelov has been a Director of Star Gold Corp. since December 2011 and has in the past served as the Company’s Chief Executive Officer.

Thomas Power – Director

Tom Power is a seasoned executive with 38 years of distinguished leadership in the precious metals and minting industries. Beginning his career with Johnson Matthey Ltd., he immigrated to the U.S. in 1997 to join Sunshine Minting, Inc., where he acquired 100% ownership in 2007 and served as President and CEO until 2026. Under his strategic vision, he transformed Sunshine Minting from a small regional supplier into a multinational enterprise with 300+ employees and operations spanning the United States and China, serving world-class sovereign mints and major financial institutions. Recently completing the successful sale of his remaining interests in Sunshine Minting, Mr. Power now serves as Special Advisor to the Executive Team and Director of Star Gold Corporation, an exploration-stage company focused on precious and base metals prospects in Nevada. He holds a Business Administration Diploma from Wilfrid Laurier University and a Bachelor of Commerce degree from the University of Windsor.

Significant Employees

The Company has no employees.

Audit Committee

Star Gold Corp. is not a listed issuer and as such the Company’s Board of Directors is not required to maintain a separately designated standing audit committee. However, the Company has voluntarily chosen to establish an audit committee that consists of directors Thomas Power, as chairman, and David Segelov. Although neither member of the audit committee is independent, both have the requisite educational and professional background to be considered as financial experts.

Director Independence

Quotations for the Company’s common stock are entered via the OTC Markets inter-dealer quotation system, which does not have director independence requirements. For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.

Family Relationships

There are no familial relationships among any of our executive officers or non-executive directors.

Director or Officer Involvement in Certain Legal Proceedings

Our current directors and executive officers have not at any time in the past five (5) years been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) and no petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such officers or directors, or any partnership in which they were a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth total compensation paid to or earned by the Company’s named executive officers, as that term is defined in Item 402(a)(2) of Regulation S- X during the fiscal year ended April 30, 2026:

Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All other
	Salary	Bonus (a)	Awards	Awards	Compensation	Earnings	compensations	Total
(amount in dollars)
Lindsay Gorrill, Chief Executive Officer and Director
2026	$30,000	$-	$-	$-	$-	$-	$4,707	$34,707
2025	-	-	-	-	-	-	-	-
2024	-	-	-	-	-	-	-	-
Gerard Pascale, Chief Financial Officer and Secretary
2026	44,666(a)	$-	$-	$-	$-	$-	$-	$44,666
2025	-	-	-	-	-	-	-	-
2024	-	-	-	-	-	-	-	-
Kelly Stopher, Chief Financial Officer (former)
2026	$-	$-	$-	$-	$-	$-	10,000 (b)	$10,000
2025	-	-	-	-	-	-	30,000 (b)	30,000
2024	-	-	-	-	-	-	30,000 (b)	30,000
David Segelov, Director
2026	$-	$-	$-	$-	$-	$-	$-	$-
2025	-	-	-	-	-	-	-	-
2024	-	-	-	-	-	-	-	-
Thomas Power, Director
2026	$-	$-	$-	$-	$-	$-	$-	$-
2025	-	-	-	-	-	-	-	-
2024	-	-	-	-	-	-	-	-

(a)

Mr. Pascale provides all CFO services through SeatonHill Partners, where he is a CFO Partner. SeatonHill Partners, LP, is an independent contractor, with consulting interests with other companies that are independent of the consulting agreement he currently has in place with the Company.

(b)

Mr. Stopher resigned on September 10, 2025. He provided all services typical of an accounting department for a small company. Mr. Stopher’s firm, Palouse Advisory Partners, LLC, is an independent contractor, with business management and consulting interests with other companies that are independent of the consulting agreement he had in place with the Company.

Outstanding Equity Awards at Fiscal Year End

The Company established a 2011 Stock Option/Restricted Stock Plan (the “2011 Plan”). The 2011 Plan is administered by the Board of Directors and provides for the grant of stock options to eligible individuals including directors, executive officers and advisors that have furnished bona fide services to the Company not related to the sale of securities in a capital-raising transaction.

On June 12, 2026, the Board of Directors granted 9,900,000 options to current officers and directors under the Company’s 2011 Plan.

Independent Contractor Agreements

The Company entered into a Chief Executive Officer Agreement with Mr. Lindsay Gorrill dated March 1, 2026 (the “Gorrill Agreement”). Pursuant to the Gorrill Agreement, the Company agreed to pay Mr. Gorrill a salary equal to $15,000 per month. Mr. Gorrill will receive fringe benefits including $2,500 per month for health insurance, participation in the Company’s equity incentive plans, and equity-based compensation to be determined by separate award agreements. The Gorrill Agreement has a term of one (1) year, terminating on February 28, 2027, unless otherwise terminated or extended by the parties. The foregoing description is qualified in its entirety by the actual text of the Gorrill Agreement, which is attached as an exhibit to this Offering Statement.

The Company does not have a contract with Chief Financial Officer Gerry Pascale. However, the Company entered into an Executive Services Agreement dated January 14, 2026 (the “CFO Agreement”) with SeatonHill Partners, LP (“SeatonHill”) pursuant to which SeatonHill agreed to make the services of Mr. Pascale available to the Company. In consideration therefor, the Company agreed to pay SeatonHill $295 for each hour worked by Mr. Pascale, pay a 3% administrative fee thereon, and pay for travel and other reasonable expenses incurred by Mr. Pascale. In the event the Company grants a bonus to Mr. Pascale, SeatonHill is entitled to receive 20% of such bonus. The CFO Agreement may be terminated by either party with 30 days’ prior written notice to the other party. The Company has agreed to indemnify SeatonHill and Mr. Pascale against all losses relating to the services provided under the CFO Agreement (except in the case of gross negligence or willful misconduct). The foregoing description is qualified in its entirety by the actual text of the CFO Agreement, which is attached as an exhibit to this Offering Statement.

The Company does not have a contract with directors David Segelov and Thomas Power.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the ownership, as of July 14, 2026, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested. The Company’s voting securities include all shares of the Company’s Common Stock. As of July 14, 2026, there were a total of approximately 193,927,180 shares of the Company’s Common Stock issued and outstanding.

To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

Unless otherwise noted below, the address for each of the stockholders listed in the table below is c/o Star Gold Corp., 174 E Neider Ave., Suite 222, Coeur D'Alene, ID 83815.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)

Common stock	Lindsay Gorrill	31,356,913	5,676,375	15.71%	(2)
	Coeur D’Alene, ID (Chairman and Chief Executive Officer)
Common stock	David Segelov	3,757,091	1,234,638	1.93%	(3)
	Bergenfield, NJ (President and Director)
Common stock	Gerard Pascale	250,000	125,000	0.20%	(4)
	Bluffton, SC (Chief Financial Officer)
Common stock	Thomas Power	4,808,725	193,863	2.48%	(5)
	Henderson, NV (Director)
Common stock	All Directors and Officers as a Group	40,172,729	7,229,876	19.97%
Common Stock	Myrmikan Gold Fund, LLC	26,976,707	10,000,000	13.23%	(6)
	New Canaan, CT (Shareholder)

(1)

Based on 193,927,180 Shares of the Company’s Common Stock issued and outstanding as of July 14, 2026, 7,229,876 shares issuable upon exercise of warrants held by our officers and directors, and no shares issuable upon exercise of options held by our officers and directors, for a sum of 201,157,056 shares.

(2)

Includes 31,356,913 common shares held directly by Mr. Gorrill (Direct ownership), of which 3,441,779 common shares are held by his spouse; warrants exercisable to 5,676,375 shares of Common Stock; and no options exercisable.

(3)	Includes 3,757,091 common shares held directly by Mr. Segelov; warrants exercisable to 1,234,638 shares of Common Stock; and no options exercisable.

(4)	Includes 250,000 common shares held directly by Mr. Pascale and warrants exercisable to 125,000 shares of Common Stock.

(5)	Includes 4,808,725 common shares held directly by Mr. Power; warrants exercisable to 193,863 shares of Common Stock; and no options exercisable.

(6)

Includes 26,976,707 common shares held directly by Myrmikan Gold Fund, LLC; and warrants exercisable to 10,000,000 shares of Common Stock. Myrmikan Capital, LLC, as the manager of Myrmikan Gold Fund, LLC (the "Myrmikan Capital"), may be deemed to be the beneficial owner of the foregoing securities. Additionally, Daniel Oliver Jr, who holds a 97.5% membership interest in, and is the manager of, Myrmikan Capital, may be deemed to be the beneficial owner of the foregoing securities.

Notes: Based on 193,927,180 shares of the Company’s common stock issued and outstanding as of July 14, 2026. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 14, 2026.

Equity Compensation Plans

The Company has adopted its 2011 Stock Option/Restricted Stock Plan. See Note 10 to the Financial Statements for a discussion on the 2011 Plan and issuances of options pursuant to the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At April 30, 2025, the Company had Promissory notes, related parties of $185,500 in principal and $12,453 in accrued interest and Convertible promissory notes, related parties of $627,500 in principal and $108,054 in accrued interest. During the years ended April 30, 2026 and 2025, the Company borrowed $138,000 and $175,500. During the years ended April 30, 2026 and 2025, the Company paid $396,000 and $nil on the notes. During the year ended April 30,2026, all outstanding notes and related accrued interest were settled resulting in no outstanding balances at April 30,2026.

On February 26, 2026, the Company converted $671,450 of existing promissory notes and convertible promissory note and accrued interest to 16,786,265 common stock units at a price of $0.04 per unit. Each unit consists of one share of common stock and one-half warrant to purchase one share of common stock. The price per unit was determined by reference to the price of the most recent sale of identical units for cash (see Note 8), which the Company considers the best available evidence of the fair value of the instruments issued. The Company did not record any gain or loss on the extinguishment of the promissory notes and accrued interest as the fair value of the units issued for consideration was equal to the carrying amount.

For the years ended April 30, 2026 and 2025, the Company recognized interest expense, related parties of $50,100 and $53,553,  respectively. At April 30, 2026 and April 30, 2025, the balance of accrued interest due to related parties is $nil and $120,507, respectively.

During the year ended April 30, 2026, the Company incurred $40,666 in fees for the services of its Chief Financial Officer, Gerry Pascale, which were provided through SeatonHill Partners, LP, of which Mr. Pascale is a CFO Partner. These fees are included in management and administrative Fees in the statements of operations. As of April 30, 2026, $11,850 payable to SeatonHill Partners, LP remained outstanding and is included in accounts payable and accrued liabilities on the balance sheet.

SECURITIES BEING OFFERED

The following description is a summary of the material rights of shareholders; however; only Common Stock is being offered pursuant to this Offering Circular. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws, each as amended from time to time. The foregoing documents have been filed as exhibits to this Offering Circular.

General

Star Gold Corp. authorized capital stock consists of 1,000,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 30, 2026, there were 193,927,180 shares of Star Gold Corp. common stock issued and outstanding. The Company has not issued any shares of preferred stock.

Market Information

The Company’s shares are quoted via the OTC:QB under the symbol “SRGZ.” At August XX, 2026, the price per share quoted on the OTCQB was $[____].

Transfer Agent:

The independent stock transfer agent for Star Gold Corp. is Equiniti Trust Company located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120

Dividends

The Company has not declared any dividends on its common stock since inception. There are no dividend restrictions that limit the Company’s ability to pay dividends on common stock in its Articles of Incorporation or Bylaws. The Corporation’s governing statute, Chapter 78 – “Private Corporations” of the Nevada Revised Statutes (the “NRS”), does provide limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

a)	the Company would not be able to pay its debts as they become due in the usual course of business; or

b)

the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution (except as otherwise specifically allowed by the Company’s Articles of Incorporation).

Securities Authorized for Issuance under Stock Option Plan

On May 25, 2011, the Board of Directors approved its 2011 Stock Option/Restricted Stock Plan (the “2011 Plan”). The 2011 Plan is administered by the Board of Directors and provides for the grant of stock options to eligible individuals including directors, executive officers and advisors that have furnished bona fide services to the Company not related to the sale of securities in a capital-raising transaction.

The 2011 Plan has a maximum percentage of 10% of the Company’s outstanding shares that are eligible for the plan pool whereby the number of shares under the 2011 Plan increase automatically with increases in the total number of outstanding common shares. This “Evergreen” provision permits the reloading of shares that make up the available pool for the 2011 Plan, once the options granted have been exercised. The number of shares available for issuance under the 2011 Plan automatically increases as the total number of shares outstanding increase, including those shares issued upon exercise of options granted under the 2011 Plan, which become re- available for grant subsequent to exercise of option grants. The number of shares subject to the 2011 Plan and any outstanding awards under the 2011 Plan will be adjusted appropriately by the Board of Directors if the Company’s common stock is affected through a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than quarterly cash dividends) or other distribution, stock split, spin-off or sale of substantially all the Company’s assets.

The 2011 Plan also has terms and limitations including without limitation that the exercise price for stock options granted under the Stock Option Plan must equal the stock’s fair market value, based on the closing price per share of common stock, at the time the stock option is granted.

Common Stock

Each Share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. Shareholders may take action by written consent. Cumulative voting is not allowed.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends to Common Stockholders since our inception, and we presently anticipate that all earnings, if any, will be retained for the development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no pre-emptive rights or other subscription rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all our debts and other liabilities.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, with a par value of $0.001 per share. The Company has not issued any shares of preferred stock. As of the date of this Offering Circular, the Company has not designated any of the rights, privileges, or limitations of any series of preferred stock.

EXPERTS

The financial statements of the Company as of April 30, 2026, and April 30, 2025, included in this Offering Statement have been audited by Sadler, Gibb & Associates, LLC and Assure CPA, LLC, respectively, each an independent registered public accounting firm, as stated in their reports. Such financial statements are included in reliance upon the reports of such firms given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC pursuant to Regulation A under the Securities Act with respect to the securities offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the offering statement of which this Offering Circular forms a part and the exhibits and schedules filed therewith.

Statements contained in this Offering Circular regarding the contents of any agreement, contract or any other document that is filed as an exhibit to the offering statement of which this Offering Circular forms a part are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such agreement, contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website at www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and under those requirements, we file periodic reports, proxy statements, and other information with the SEC. Those periodic reports, proxy statements, and other information may be accessed and read at the SEC’s website described above.

Our corporate website is www.stargoldcorp.com. You may go to our website to access our periodic reports, proxy statements, and other information that we file with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Offering Circular or the offering statement of which this Offering Circular forms a part. We have included our website address in this Offering Circular solely as an inactive textual reference.

We will answer inquiries from potential investors concerning the Shares, the Company and other matters relating to the offer and sale of the Shares under this Offering Circular.

Requests and inquiries regarding this offering circular should be directed to:

Star Gold Corp.

174 E. Neider Ave., Suite 222

Coeur d’Alene, ID 83815

(208) 664-5066

Email: info@stargoldcorp.com

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this document. The information incorporated by reference is considered to be part of this Offering Circular. We incorporate by reference into this Offering Circular the documents listed below:

(a)	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, filed with the SEC on July 22, 2026;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2026, filed with the SEC on March 16, 2026;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2025, filed with the SEC on December 15, 2025;

(d)	Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2025, filed with the SEC on October 30, 2025; and

(e)	Our Current Reports on Form 8-K filed with the SEC on March 3, 2025, May 8, 2025, June 18, 2025, October 16, 2025, December 17, 2025, February 11, 2026, March 4, 2026, and June 5, 2026.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this Offering Circular, shall not be deemed “filed” under the Securities Act, and does not constitute a part hereof.

We will provide to each person, including any beneficial owner, to whom a copy of this Offering Circular is delivered, a copy of any or all of the information that we have incorporated by reference into this Offering Circular but not delivered with this Offering Circular. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: Star Gold Corp., Attention: Investor Relations, 174 E Neider Ave., Suite 222, Coeur D'alene, ID 83814; (208) 664-5066; info@stargoldcorp.com.

PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

EXHIBITS

Exhibit No.:	Description:
2.1	Articles of Incorporation.(1)
2.2	Bylaws, as amended.(1)
2.3	Form of Share Certificate.(1)
4.1	Form of Subscription Agreement for this Offering
6.1	Purchase Agreement dated June 22, 2004 between Guy R. Delorme and Star Gold Corp.(1)
6.2	Declaration of Trust executed by Guy R. Delorme.(1)
6.3	Property Option Agreement dated January 15, 2010 between Minquest, Inc., and Star Gold Corp.(3)
6.4	Amendment to Longstreet Property Option Agreement dated December 10, 2014 between Minquest, Inc. and Star Gold Corp.(3)
6.5	Amendment to Longstreet Property Option Agreement dated January 5, 2016 between Minquest, Inc. and Star Gold Corp.(3)
6.6	Option and Lease of Water Rights Agreement dated January 19, 2017 between Stone Cabin Company, LLC and Star Gold Corp.(3)
6.7	Option and Lease of Water Rights Agreement dated August 21, 2017 between High Test Hay, LLC and Star Gold Corp.(4)
6.8	2019 Amendment to Longstreet Property Option Agreement(5)
6.9	Gorrill Chief Executive Officer Agreement(12)
6.10	Segelov Executive Consulting Agreement(6)
6.11	Agreement between DealMaker and Star Gold Corp.(12)
9.1	Letter Assure CPA, LLC(11)
11.1	Consent of Assure CPA, LLC
11.2	Consent of Sadler, Gibb & Associates, LLC
12.1	Opinion of Solon Law, PC
99.1	Code of Ethics.(2)
99.2	Shareholder Letter January 23, 2017(7)
99.3	Shareholder Letter March 20, 2018(8)
99.4	Longstreet Property Press Release August 14, 2019(5)
99.5	Shareholder Letter September 10, 2019(9)

(1)	Filed with the SEC as an exhibit to the Company’s Registration Statement on Form SB-2 originally filed on June 14, 2007, as amended.
(2)	Filed with the SEC on February 02, 2012 as an exhibit to Form 8-K.
(3)	Filed with the SEC, on July 22, 2019, as an exhibit to Form 10-K.
(4)	Filed with the SEC, on August 25, 2017, as an exhibit to Form 8-K.
(5)	Filed with the SEC, on August 14, 2019, as an exhibit to Form 8-K.
(6)	Filed with the SEC, on May 6, 2021, as an exhibit to Form 8-K.
(7)	Filed with the SEC, on January 25, 2017, as an exhibit to Form 8-K.
(8)	Filed with the SEC, on March 21, 2018, as an exhibit to Form 8-K.
(9)	Filed with the SEC, on September 11, 2019, as an exhibit to Form 8-K.
(10)	Filed with the SEC, on December 15, 2021, as an exhibit to Form 10-Q.
(11)	Filed with the SEC, on June 5, 2026, as an exhibit to Form 8-K.
(12)	Filed with the SEC, on July 15, 2026, as an exhibit to Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur D’Alene, State of Idaho, on August 21, 2026.

Star Gold Corp.

By:	/s/ Lindsay E. Gorrill
Lindsay E. Gorrill
CEO and Director

Pursuant to the requirements of Regulation A under the Securities Act, this Offering Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lindsay E. Gorrill	Chief Executive Officer and Director	August 21, 2026
Lindsay E. Gorrill	(Principal Executive Officer)

/s/ Gerard Pascale	Chief Financial Officer/Corporate Secretary/Treasurer	August 21, 2026
Gerard Pascale	(Principal Financial and Accounting Officer)

/s/ David Segelov	President and Director	August 21, 2026
David Segelov

/s/ Thomas J. Power	Director	August 21, 2026
Thomas J. Power